GLOBAL CUSTODY AGREEMENT

This AGREEMENT is effective as of November 1, 2011, and is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION ("Bank") and  CAPITAL EMERGING MARKETS TOTAL OPPORTUNITIES FUND ( "Customer").

WHEREAS, Customer desires to appoint , in accordance with the provisions of the Investment Company Act of 1940, as amended (the “1940 Act”), and the rules and regulations thereunder, Bank as custodian, and Bank has agreed to act as custodian for Customer under the terms and conditions hereinafter set forth.

NOW THEREFORE, Bank and Customer agree as follows:

1.	Appointment of Custodian; Customer Accounts.

Customer hereby appoints Bank as the custodian.  Bank hereby accepts such appointment.  Bank, acting as “Securities Intermediary” (as defined in Section 2 hereof) shall establish and maintain the following accounts in the name of Customer:

(a)           a Custody Account for Securities and other Financial Assets (as such terms are defined in Section 2 hereof); and

(b)           an account (“Deposit Account”) for any and all cash in any currency received by Bank or its Subcustodian (as defined in Section 4 of this Agreement) for the account of the Customer, which cash shall not be subject to withdrawal by draft or check.

Bank may deliver Financial Assets with different certificate number(s) but which are otherwise identical in all respects (including, without limitation, any related CUSIP, ISN, rights and privileges) to Financial Assets deposited in the Custody Account.

Bank shall be accountable under the terms of this agreement to Customer for all the Financial Assets and cash (collectively, “Assets”) received in the Custody Account(s) or Deposit Account(s), as the case may be (collectively, “Accounts”) and shall take prompt and appropriate action to remedy any discrepancies with respect to such Assets. Upon written agreement between Bank and Customer, additional Accounts or sub-accounts may be established and separately accounted for as additional Accounts hereunder.

2.           Definitions.

As used herein, the following terms shall have the following respective meanings:

(a)           “Affiliate” shall mean an entity controlling, controlled by, or under common control with, another entity.

(b)           “Authorized Person" shall mean an employee or agent (including an investment manager) designated by prior written notice from Customer or its designated agent to act on behalf of Customer hereunder.  Such persons shall continue to be Authorized Persons until such time as Bank receives Instructions from Customer or its designated agent that any such employee or agent is no longer an Authorized Person.

(c)           “Certificated Security” shall mean a Security that is represented by a certificate.

(d)           “Custody Account” shall mean each custody account on Bank’s records to which Financial Assets are or may be credited pursuant hereto.

(e)           “Entitlement Holder” shall mean the person on the records of a Securities Intermediary as the person having a Securities Entitlement against the Securities Intermediary.

(f)           “Financial Asset” shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, generally means:

(i)           a Security;

(ii)           an obligation of a person or a share, participation or other interest in a person or property or enterprise of a person, which is, or is of a type, dealt in or traded on financial markets, or which is recognized in any area in which it is issued or dealt in as a medium for investment; or

(iii)           any property that is held by a Securities Intermediary for another person in a Securities account if the Securities Intermediary has expressly agreed with the other person that the property is to be treated as a financial asset under Article 8 of the Uniform Commercial Code.  As the context requires, the term means either the interest itself or the means by which a person’s claim to it is evidenced, including a Certificated Security or an Uncertificated Security, a Security certificate, or a Security Entitlement.  Financial Asset shall in no event mean cash.

(g)           “Foreign Assets” shall have the meaning assigned thereto under Rule 17f-5 of the 1940 Act, which as of the date hereof, means any investments (including foreign currencies) for which the primary market is outside the United States, and any cash and cash equivalents that are reasonably necessary to effect Customer’s transactions in those investments.

(h)           “Instructions" means an instruction that has been verified in accordance with a Security Procedure or, if no Security Procedure is applicable, which J.P. Morgan believes in good faith to have been given by an Authorized Person received by Bank, via telephone, telex, facsimile transmission, bank wire or other teleprocess or electronic instruction or trade information system (which may include Internet-based systems involving appropriate testing and authentication) acceptable to Bank.  The term "Instructions" includes, without limitation, instructions to sell, assign, transfer, deliver, purchase or receive for the Custody Account, any and all stocks, bonds and other Financial Assets or to transfer funds in the Deposit Account.

(i)           “Local Practice” shall mean the customary securities trading or securities processing practices and procedures generally accepted by Institutional Investors in the jurisdiction or market in which the transaction occurs, including, without limitation:

(i) delivering Financial Assets to the purchaser thereof or to a dealer therefor (or an agent for such purchaser or dealer) with the expectation of receiving later payment for such securities from such purchaser or dealer;

(ii) delivering cash to a seller or a dealer (or an agent for such seller or dealer) against expectation of receiving later delivery of purchased Financial Assets; or

(iii) in the case of a purchase or sale effected through a securities system, in accordance with the rules governing the operation of such system.

(j)           “Institutional Investor” shall mean a major commercial bank, corporation, insurance company, or substantially similar institution, which, as a substantial part of its business operations, purchases and sells Financial Assets and makes use of global custodial services.

(k)           “Security” shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, generally means an obligation of an issuer or a share, participation, or other interest in an issuer or in property or an enterprise of an issuer:

(i)           which is represented by a security certificate in bearer or registered form, or the transfer of which may be registered upon books maintained for that purpose by or on behalf of the issuer;

(ii)           which is one of a class or series or by its terms is divisible into a class or series of shares, participations, interests, or obligations; and

(iii)	which:

(A)           is, or is of a type, dealt in or traded on securities exchanges or securities markets; or

(B)           is a medium for investment and by its terms expressly provides that it is a security governed by Article 8 of the Uniform Commercial Code.

(l)           “Securities Depository” means a clearing corporation that is registered with the U.S. Securities and Exchange Commission as a clearing agency under section 17A of the Securities Exchange Act of 1934; or a Federal Reserve Bank or other person authorized to operate the federal book entry system described in the regulations of the Department of Treasury codified at 31 CFR 357, Subpart B, or book-entry systems operated pursuant to comparable regulations of other federal agencies.

(m)           “Securities Entitlement” shall mean the rights and property interest of an Entitlement Holder with respect to a Financial Asset as set forth in Part 5 of Article 8 of the Uniform Commercial Code.

(n)           “Securities Intermediary” shall have the meaning assigned thereto in Article 8 of the Uniform Commercial Code, which, as of the date hereof, means Bank, a subcustodian, a securities depository, clearing corporation or any other person, including a bank or broker, that in the ordinary course of its business maintains securities accounts for others and is acting in that capacity.

(o)           “Security Procedure” means a security procedure to be followed by the Customer upon the issuance of an Instruction and/or by Bank upon the receipt of an Instruction, so as to enable Bank to verify that such Instruction is authorized, as set forth in service level documentation in effect from time to time between the parties with respect to the services set forth in this Agreement, or as otherwise agreed in writing by the parties.  A Security Procedure may, without limitation, involve the use of algorithms, codes, passwords, encryption or telephone call backs, and may be updated by Bank from time to time upon notice to the Customer. The Customer acknowledges that the Security Procedure is designed to verify the authenticity of, and not detect errors in, Instructions. For the avoidance of doubt, the parties agree that a SWIFT message issued in the name of the Customer through any third party utility agreed upon by the parties as being a method for providing Instructions and authenticated in accordance with that utility’s customary procedures, shall be deemed to be an authorized Instruction.

(p)           “Uncertificated Security” shall mean a Security that is not represented by a certificate.

(q)           “Uniform Commercial Code” shall mean the Uniform Commercial Code of the State of New York, as amended from time to time.

3.	Maintenance of Financial Assets and Cash at Bank and Subcustodian Locations.

Unless Instructions specifically require another location reasonably acceptable to Bank:

(a)           Financial Assets shall be held in the country or other jurisdiction in which the principal trading market for such Financial Assets is located, where such Financial Assets are to be presented for payment or where such Financial Assets are acquired; and

(b)           Cash shall be credited to an account in a country or other jurisdiction in which such cash may be legally deposited or is the legal currency for the payment of public or private debts.

Cash may be held pursuant to Instructions in such accounts as may be available for the particular currency, recognizing that accounts bearing commercially reasonable interest will be used where offered by the Bank and to the extent such use does not violate applicable law.  To the extent Instructions are issued and Bank can comply with such Instructions, Bank is authorized to maintain cash balances on deposit for Customer with itself (or its Affiliates, in accordance with applicable law and regulation), at such commercially reasonable rates of interest as may from time to time be paid on such accounts, or in non-interest bearing accounts as Customer may direct, if acceptable to Bank.

If Customer wishes to have any Foreign Assets belonging to Customer held in the custody of an institution other than the established Subcustodians as defined in Section 4 (or an Eligible Securities Depository listed on Schedule B hereto), such arrangement must be agreed to in a written agreement, signed by Bank and Customer.  If Bank has recommended against the use of the particular institution requested by Customer, then notwithstanding Bank’s agreement to such request, Customer shall bear the risk of loss for any Foreign Assets so held.  Bank shall not be liable for any losses incurred as a result and may be precluded from providing some of the services referred to in the Agreement (for example, and without limitation, income collection, proxy voting, class action litigation and corporate action notification and processing).

If Bank places and maintains Customer’s Financial Assets, corresponding to a Securities Entitlement, with a Securities Depository or Intermediary Custodian, Bank must:

(x)           at a minimum exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain such Financial Assets;

(y)           provide, promptly upon request by Customer, such reports as are available concerning the internal accounting controls and financial strength of Bank and;

(z)           require any Intermediary Custodian at a minimum to exercise due care in accordance with reasonable commercial standards in discharging its duty as a Securities Intermediary to obtain and thereafter maintain Financial Assets corresponding to the Securities Entitlements of its Entitlement Holders.

4.           Subcustodians.

(a) Bank may act under the Agreement through the subcustodians which are listed on Schedule A attached hereto (“Subcustodians”).  The Customer authorizes the Bank to hold Financial Assets in accounts which the Bank has established with one or more of its branches or Subcustodians, provided that in the case of an Eligible Foreign Custodian (as defined in the 1940 Act), Customer’s Foreign Custody Manager (as defined in the 1940 Act) has made the determinations required by Rule 17f-5 with respect Customer’s Foreign Assets to be held by such Subcustodian.  If Bank is not acting as Foreign Custody Manager for Customer at such time, Customer shall give Bank appropriate notice of such determination.  The Bank and Subcustodians are authorized to hold any of the Financial Assets in their account with any Securities Depository in which they participate.

(b) Bank reserves the right, exercising reasonable care, prudence and diligence to amend Schedule A from time to time.  Any such amendment shall be effective upon 45 calendar days’ written notice to Customer in accordance with the Agreement or such shorter period as Bank reasonably believes is necessary, with due regard to the continuing reasonable care of the Customer’s Foreign Assets in accordance with Rule 17f-5 of the 1940 Act.  Bank hereby represents to Customer that each Subcustodian is an Eligible Foreign Custodian.  If Schedule A is amended to add one or more Subcustodians, this representation shall be effective as to the amended Schedule on the date of such amendment.  Bank shall promptly advise Customer if any Subcustodian ceases to be an Eligible Foreign Custodian.

(c) At the request of Customer, the Bank may, but need not, add to Schedule A an Eligible Foreign Custodian where the Bank has not acted as Foreign Custody Manager with respect to the selection thereof.  The Bank shall notify Customer in the event that it elects to add any such entity.

5.           Appointment as Foreign Custody Manager.

Customer hereby appoints Bank as its Foreign Custody Manager in accordance with Rule 17f-5.  Bank hereby accepts such appointment.  Customer and Bank shall act in conformity with such rule (including any amendments thereto or successor provisions) for as long as Bank acts as Customer’s Foreign Custody Manager.  Bank’s appointment as Foreign Custody Manager (or for a particular country or other political or geographical jurisdiction) may be terminated at any time by Customer or Bank, regardless of whether Bank serves as custodian for Customer.  Any such termination shall be effected in a manner consistent with the provisions for notice and termination set forth elsewhere in this Agreement.

As of the date hereof, Rule 17f-5 provides that Customer may from time to time place or maintain in the care of an Eligible Foreign Custodian any of Customer’s Foreign Assets, provided that:

(a)           Customer’s Foreign Custody Manager determines that Customer’s assets will be subject to reasonable care, based on the standards applicable to custodians in the relevant market, if maintained with the Eligible Foreign Custodian, after considering all factors relevant to the safekeeping of such assets, including, without limitation:

(i)
The Eligible Foreign Custodian’s practices, procedures, and internal controls, including, but not limited to, the physical protections available for Certificated Securities (if applicable), the method of keeping custodial records, and the security and data protection practices;

(ii)	Whether the Eligible Foreign Custodian has the requisite financial strength to provide reasonable care for Foreign Assets;

(iii)           The Eligible Foreign Custodian’s general reputation and standing; and

(iv)
Whether Customer will have jurisdiction over and be able to enforce judgments against the Eligible Foreign Custodian, such as by virtue of the existence of any offices of the custodian in the United States or the custodian’s consent to service of process in the United States.

(b)           The arrangement with the Eligible Foreign Custodian is governed by a written contract that Customer’s Foreign Custody Manager, has determined will provide reasonable care for Customer’s assets based on the standards set forth in paragraph (a) above.

(i)           Such contract must provide:

(A)           For indemnification or insurance arrangements (or any combination of the foregoing) that will adequately protect Customer against the risk of loss of Foreign Assets held in accordance with such contract;

(B)           That Foreign Assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of the Eligible Foreign Custodian or its creditors, except a claim of payment for their safe custody or administration or, in the case of cash deposits, liens or rights in favor of creditors of the custodian arising under bankruptcy, insolvency, or similar laws;

(C)           That beneficial ownership of the Foreign Assets will be freely transferable without the payment of money or value other than for safe custody or administration;

(D)           That adequate records will be maintained identifying the assets as belonging to Customer or as being held by a third party for the benefit of Customer;

(E)           That Customer’s independent public accountants will be given access to those records or confirmation of the contents of those records; and

(F)           That Customer will receive periodic reports with respect to the safekeeping of Customer’s assets, including, but not limited to, notification of any transfer to or from Customer’s account or a third party account containing assets held for the benefit of Customer.

(ii)
Such contract may contain, in lieu of any or all of the provisions specified in paragraph (b)(i) above, such other provisions that Customer’s Foreign Custody Manager, reasonably determines will provide, in their entirety, the same or a greater level of care and protection for the Foreign Assets as the specified provisions, in their entirety.

(c)           (i)           Customer’s Foreign Custody Manager, has established a system to monitor the appropriateness of maintaining Customer’s assets with a particular custodian under paragraph (a) above, and to monitor performance of the contract under paragraph (b) above.

(ii)           If an arrangement no longer meets these requirements, Customer must withdraw its assets from the Eligible Foreign Custodian as soon as reasonably practicable.

Customer’s Foreign Custody Manager will provide written reports in a form reasonably acceptable to Customer (or an Authorized Person) notifying Customer’s Board of Directors (or equivalent body; hereinafter, “Board”) of the placement of Customer’s Foreign Assets with a particular custodian and of any material change in Customer’s non-U.S. custody arrangements, with the reports to be provided to the Board at such times as the Board deems reasonable and appropriate based on the circumstances of Customer’s non-U.S. custody arrangements.

Customer hereby confirms that Customer will withdraw its Foreign Assets from any non-U.S. custodian as soon as reasonably practicable upon written notification from Customer’s Foreign Custody Manager that custody arrangements with such custodian no longer meet the requirements of Rule 17f-5 (an “Adverse Notification”).  Customer also confirms that, if Bank is acting as Customer’s Foreign Custody Manager and has delivered an Adverse Notification to Customer, Bank, as Foreign Custody Manager, shall have no further responsibility under this Agreement in relation to Customer’s Foreign Assets held under any custody arrangement covered by such Adverse Notification following the Adverse Notification. However, the existence of an Adverse Notification shall not affect the scope of responsibilities, or the standard of care, applicable to Bank in relation to such Assets under other provisions of this Agreement. For the avoidance of doubt, the foregoing does not preclude Bank from transferring assets to another Subcustodian or from restricting or suspending settlement or asset servicing in a given market, subject, however, to Bank continuing to support to the extent practicable Customer’s withdrawal of assets from the non-U.S. custodian subject to the Adverse Notification.

(d)           Except as expressly provided herein and subject to the Bank obligations under applicable law, Customer shall be solely responsible to assure that the maintenance of foreign Financial Assets and cash hereunder complies with the rules, regulations, interpretations and exemptive orders as promulgated by or under the authority of the SEC.

6.           Securities Depositories.

(a)           Bank hereby represents to Customer that each securities depository listed on Schedule B is an Eligible Securities Depository.  If Schedule B is amended, this representation shall be effective as to the amended Schedule on the date of such amendment.  Bank shall promptly advise Customer if any securities depository listed on Schedule B ceases to be an Eligible Securities Depository.

(b)           Bank shall provide Customer an analysis of the custody risks (which analyses may be provided to Customer electronically) associated with maintaining Customer’s Foreign Assets with each Eligible Securities Depository used by Bank and at which any Foreign Assets of Customer are held or are expected to be held.  Bank shall use reasonable efforts to provide such analysis at least annually on March 31st of each calendar year (or, in the case of an Eligible Securities Depository not used by Bank as of the agreed upon date, prior to the initial placement of Customer’s Foreign Assets at such Depository after such date).  Bank shall monitor the custody risks associated with maintaining Customer’s Foreign Assets at each such Eligible Securities Depository on a continuing basis, and shall promptly notify Customer or its investment adviser of any material changes in such risks.

(c)           Bank shall, upon Customer’s reasonable request from time to time, provide certain additional information (“Additional Information”) to Customer beyond the scope of the information Bank is otherwise obligated to provide to Customer under this Agreement, or any other agreement between the parties relating to Customer’s Foreign Assets.  For example, Additional Information may relate to a country’s financial infrastructure, prevailing custody and settlement practices, laws applicable to the safekeeping and recovery of Foreign Assets held in custody, and the likelihood of nationalization, currency controls and similar risks, but shall not include information required to be provided under this Agreement or any other agreement between the parties relating to Customer’s Foreign Assets.

(d)           Bank’s obligation to provide Customer with Additional Information shall be limited to the extent Additional Information is (i) already in the possession of Bank, or (ii) available to Bank using commercially reasonable means.  Customer hereby acknowledges that:  (i) Additional Information is designed solely to inform Customer of certain market conditions and procedures and is not intended as a recommendation to invest or not invest in particular markets; and (ii) Bank has gathered the information from sources it considers reliable, but does not assume responsibility for inaccuracies or incomplete information attributable to actions or omissions of third parties.  (For this purpose, “third parties” shall not include any of the Subcustodians listed on Schedule A, except to the extent that, in a given case, a Subcustodian accurately transmitted information it had itself received from a third party (such as from a regulator or securities depository) rather than information it had generated itself.)

(e)           Customer and Bank hereby acknowledge and agree that the decision to place Customer's Foreign Assets with an Eligible Securities Depository shall be made by Customer's investment adviser (subject to the Board's oversight) or the Customer, after consideration of the information provided by Bank and other information Customer deems relevant, and based on standards of care that are generally applicable to investment advisers and the Board.  Further, the parties understand that the decision to place Customer’s Foreign Assets with an Eligible Securities Depository does not have to be made separately, but may be made in the overall context of the decision to invest in a particular country.

7.           Use of Subcustodians and Securities Depositories.

(a)           Bank shall identify the Assets on its books as belonging to Customer.

(b)           A Subcustodian shall hold such Assets together with assets belonging to other customers of Bank in accounts identified on such Subcustodian's books as custody accounts for the exclusive benefit of customers of Bank, such that it is readily apparent that the Assets do not belong to Bank or the Subcustodian.

(c)           Any Financial Assets in the Accounts held by a Subcustodian shall be subject only to the instructions of Bank or its agent.  Any Financial Assets held in a Securities Depository for the account of a Subcustodian shall be subject only to the instructions of such Subcustodian or its agent.

(d)           Any agreement the Bank enters into with a Subcustodian for holding its customer’s assets shall provide that such assets will not be subject to any right, charge, security interest, lien or claim of any kind in favor of such Subcustodian except for safe custody or administration, and that the beneficial ownership of such assets will be freely transferable without the payment of money or value other than for safe custody or administration. The foregoing shall not apply to the extent of any special agreement or arrangement made by the Customer with any particular Subcustodian.

(e)           Where Securities are deposited by a Subcustodian with a Securities Depository, Bank shall cause the Subcustodian to identify on its books as belonging to Bank, as agent, the Securities shown on the Subcustodian’s account on the books of such Securities Depository, such that it is readily apparent that the Securities do not belong to Bank or the Subcustodian.

(f)           Bank shall supply periodically, as mutually agreed upon, a statement in respect of any Securities and cash, including identification of the foreign entities having custody of the Securities and cash and descriptions thereof.

8.           Deposit Account Transactions.

(a)           Bank (or the applicable Subcustodian) shall make payments from the Deposit Account upon receipt of Instructions which include all information reasonably required by Bank.

(b)           In the event that any payment to be made under this Section 6 exceeds the funds available in the Deposit Account, Bank, in its discretion, may advance Customer such excess amount which shall be deemed a loan payable on demand, bearing interest at the rate customarily charged by Bank on similar loans.

(c)           Bank shall, or shall cause the applicable Subcustodian to: (i) subject to the last sentence hereof, collect all amounts due and payable to Customer with respect to Financial Assets and other assets held in the Accounts; (ii) promptly notify Customer of the collection of income or other payments in a currency other than US dollars that relate to Financial Assets or other Assets held by Bank (or the applicable Subcustodian’s receipt) in a manner mutually agreeable to Bank and Customer; (iii) promptly credit to the account of Customer all income and other payments relating to Financial Assets or other Assets held by Bank hereunder upon Bank’s receipt (or the applicable Subcustodian’s receipt) of such income or payments or as otherwise agreed in writing by Customer and Bank; and (iv) promptly endorse and deliver instruments required to effect such collections.  If Bank credits the Deposit Account on a payable date, or at any time prior to actual collection and reconciliation to the Deposit Account, with interest, dividends, redemptions or any other amount due, Customer shall promptly return any such amount upon oral or written notification: (i) that such amount has not been received in the ordinary course of business or (ii) that such amount was incorrectly credited.  If Customer does not promptly return any amount upon such notification, Bank shall be entitled, upon oral or written notification to Customer, to reverse such credit by debiting the Deposit Account for the amount previously credited.  Bank shall furnish regular overdue income reports to Customer in writing (or by any means by which Instructions may be transmitted hereunder, other than by telephone) of any amounts payable with respect to Financial Assets or other Assets of Customer if such amounts are not received by Bank (or the applicable Subcustodian) when due (or otherwise in accordance with Local Practice).  Bank or its Subcustodian shall have no duty or obligation to institute legal proceedings, file a claim or a proof of claim in any insolvency proceeding or take any other action with respect to the collection of such amount, but will reasonably notify Customer of any such proceedings known to Bank and may act for Customer upon Instructions after consultation with Customer.

9.           Custody Account Transactions.

(a)           Financial Assets shall be transferred, exchanged or delivered by Bank or its Subcustodian upon receipt by Bank of Instructions which include all information reasonably required by Bank.  Settlement and payment for Financial Assets received for, and delivery of Financial Assets out of, the Custody Account shall be made in accordance with Local Practice.  In connection with the foregoing, where Bank believes in good faith that use of a reasonably available alternative practice to Local Practice would be more protective of Financial Assets than Local Practice, Bank shall advise Customer of such practice and Customer may authorize its use solely in such instance or consent that such practice shall thereafter be deemed to be Local Practice.

(b)           Bank shall effect book entries on a contractual settlement date accounting basis with respect to the settlement of trades in those markets where Bank generally offers contractual settlement day accounting and shall notify Customer of these markets from time to time.  On the contractual settlement date for a sale, Bank shall credit the Deposit Account with the sales proceeds of the sale and transfer the relevant Financial Assets to an account pending settlement of the trade if not already delivered.  On the contractual settlement date for the purchase (or earlier if market practice requires delivery of the purchase price before the contractual settlement date), Bank shall debit the Deposit Account with the settlement monies and credit a separate account.  Bank then shall post the Securities Account as awaiting receipt of the expected Financial Assets.  Customer shall not be entitled to the delivery of Financial Assets that are awaiting receipt until Bank or a Subcustodian actually receives them.  Bank reserves the right to restrict in good faith the availability of contractual date settlement accounting for credit reasons. Bank, whenever reasonably possible, will notify Customer prior to imposing such restrictions.

(i)           Bank may reverse credits or debits made to the Accounts in its discretion if the related transaction fails to settle within a reasonable period, determined by Bank in its discretion, after the contractual settlement date for the related transaction; provided however that prior to taking action, Bank will use every reasonable effort to give Customer written notice of any such reversal which may include back valuation.

(ii)           If any Financial Assets delivered pursuant to this Section 7 are returned by the recipient thereof, Bank may reverse the credits and debits of the particular transaction at any time; provided however that Bank will use every reasonable effort to give Customer prior written notice of any such reversal.

10.           Actions of Bank.

Bank shall follow Instructions received regarding Assets held in the Accounts.  However, until it receives Instructions to the contrary, Bank shall:

(a)           Present for payment any Financial Assets which are called, redeemed or retired or otherwise become payable and all coupons and other income items which call for payment upon presentation, to the extent that Bank or Subcustodian is actually aware of such opportunities.

(b)           Execute in the name of Customer such ownership and other certificates as may be required to obtain payments in respect of Financial Assets.

(c)           Exchange interim receipts or temporary Financial Assets for definitive Financial Assets.

(d)           Appoint brokers and agents for any transaction involving the Financial Assets, including, without limitation, Affiliates of Bank or any Subcustodian.

(e)           Issue statements to Customer, at times and in a form mutually agreed upon, identifying the Assets in the Accounts.

Bank shall promptly send Customer an advice or notification of any transfers of Assets to or from the Accounts.  Such statements, advices or notifications shall indicate the identity of the entity having custody of the Assets.

All collections of funds or other property paid or distributed in respect of Financial Assets in the Custody Account shall be made at the risk of Customer until such funds or other property has been received by Bank (or the applicable Subcustodian).  Bank shall have no liability for any loss occasioned by delay (other than its own) in the actual receipt of notice by Bank or by its Subcustodians of any payment, redemption or other transaction regarding Financial Assets in the Custody Account in respect of which Bank has agreed to take any action hereunder.

11.           Corporate Actions; Proxies; Taxes; Class Actions.

(a)           Corporate Actions. Bank shall transmit promptly to Customer summary notification of corporate action information received on a timely basis by Bank (including, without limitation, pendency of calls and maturities of Financial Assets and expirations of rights in connection therewith and notices of exercise of call and put options written by Customer and the maturity of futures contracts (and options thereon) purchased or sold by Customer) from issuers of the Financial Assets being held for Customer.  Bank shall transmit promptly to Customer notice of the filing of any registration statement with respect to Financial Assets held for Customer if such information is received by Bank or Bank’s central corporate actions department has actual knowledge of the filing.  With respect to tender or exchange offers, Bank shall transmit promptly to Customer notice of corporate action information received on a timely basis by Bank from issuers of the Financial Assets whose tender or exchange is sought and from the party (or its agents) making the tender or exchange offer.  If Customer desires to take action with respect to any tender offer, exchange offer or any other similar transaction, Customer shall notify Bank within such period as will give Bank (including any Subcustodian) reasonably sufficient time to take such action.  Bank shall inform Customer of pertinent deadlines in each case.

When a rights entitlement or a fractional interest resulting from a rights issue, stock dividend, stock split or similar corporate action is received which bears an expiration date, Bank shall use reasonable efforts to obtain Instructions from Customer or its Authorized Person, even if its own deadlines for receiving instructions have passed; however, if Instructions are not received in time for Bank to take timely action, or actual notice of such corporate action was received too late to seek Instructions, Bank will notify Customer of the corporate action but shall not be required to take further action.

(b)           Proxy Voting.

(i)
Bank shall, with respect to Financial Assets that are not Foreign Assets, cause to be promptly executed by the registered holder of such Financial Assets, if the Financial Assets are registered otherwise than in the name of Customer or a nominee,  all proxies, without indication of the manner in which such proxies are to be voted, and shall promptly deliver to Customer such proxies, all proxy soliciting materials and all notices relating to such Financial Assets.

(ii)
Bank shall, with respect to Financial Assets that are Foreign Assets, use commercially reasonable efforts (including the use of third party representatives) to facilitate the exercise of voting and other shareholder proxy rights; it being understood and agreed that (A) proxy voting may not be available in all markets (it being understood that Bank shall make proxy voting services available to Customer in a given market where Bank offers such services to any other custody client), and (B) apart from voting, Bank will, upon request and in its discretion, assist Customer in exercising other shareholder rights such as attending shareholder meetings, nominating directors and proposing agenda items.  In particular, and without limiting the generality of the foregoing, Bank may provide written summaries of proxy materials in lieu of providing original materials (or copies thereof) and while Bank shall attempt to provide accurate summaries, whether or not translated, Bank shall not be liable for any losses or other consequences that may result from reliance by Customer upon the same where Bank prepared the same in good faith and with reasonable efforts.  Bank shall use reasonable efforts to notify Customer in cases where, due to various circumstances beyond control of Bank, voting cannot be exercised.  Customer acknowledges that local conditions, including lack of regulation, onerous procedural obligations, lack of notice, practical constraints and other facts, may have the effect of severely limiting the ability of Customer to exercise shareholder rights.  In addition, Customer acknowledges that: (A) in certain countries Bank may be unable to vote individual proxies but shall only be able to vote proxies on a net basis (e.g., a net yes or no vote given the voting instructions received from all customers); and (B) proxy voting may be precluded or restricted in a variety of circumstances, including, without limitation, where the relevant Financial Assets are: (1) on loan; (2) at registrar for registration or reregistration; (3) the subject of a conversion or other corporate action; (4) not held in a name subject to the control of Bank or its Subcustodian or are otherwise held in a manner which precludes voting; (5) held in a margin or collateral account; and (6) American Depository Receipts.

(iii) Customer and each Authorized Person shall respect the proprietary nature of information developed exclusively through the efforts of Bank (or Subcustodians or other parties acting under Bank’s direction) in relation to proxy voting services.

(c)           Taxes.

(i)           Customer confirms that Bank is authorized to deduct from any cash received or credited to the Deposit Account any taxes or levies required to be deducted by any revenue or other governmental authority for whatever reason in respect of the Custody Account.

(ii)           Customer shall provide Bank with all required tax-related documentation and other information relating to Assets held hereunder (“Tax Information”).  Tax Information shall include, but shall not be limited to, information necessary for submission to revenue or other governmental authorities to establish taxable amounts or reduce tax burdens that would otherwise be borne by Customer.  Upon receipt of Instructions and all required Tax Information from Customer, Bank shall (A) execute ownership and other certificates and affidavits for all tax purposes (within and outside of the United States) in connection with receipt of income and other payments with respect to Assets held hereunder, or in connection with the purchase, sale or transfer of such Assets, and (B) where appropriate, file any certificates or other affidavits for the refund or reclaim of non-U.S. taxes paid with respect to such Assets.  Customer warrants that, when given, Tax Information shall be true and correct in all material respects.  Customer shall notify Bank promptly if any Tax Information requires updating or amendment to correct misleading information.

(iii)           Bank shall have no responsibility or liability for any tax obligations (including both taxes and any and all penalties, interest or additions to tax) now or hereafter imposed on Customer, or Bank as Customer’s custodian, by any revenue or governmental authority, or penalties or other costs or expenses arising out of the delivery of, or failure to deliver, Tax Information by Customer

(iv)           Bank shall perform tax reclaim services only with respect to taxation levied by the revenue authorities of the countries notified to Customer from time to time and Bank may, by notification in writing, in Bank’s absolute discretion, supplement or amend the lists of markets in which tax reclaim services are offered; provided that, Bank shall make tax reclaim services available to Customer in a given country where Bank offers such services to any other custody client having the same tax status.  Other than as expressly provided in this sub-clause, Bank shall have no responsibility with regard to Customer’s tax position or status in any jurisdiction.

(v)           Tax reclaim services may be provided by Bank or, in whole or in part, by one or more third parties appointed by Bank (which may be Bank’s Affiliates); provided that Bank shall be liable for the performance of any such third party to the same extent as Bank would have been if Bank had performed such services.

(vi)           If Bank does not receive appropriate declarations, documentation and information then any applicable United States withholding tax shall be deducted from income received from Financial Assets.

(d)           Class Actions.

(i)           Upon receipt of a settled securities class action notification by its corporate actions department, Bank shall research its records for each Custody Account to endeavour to identify Customer’s interest, if any, with respect to any such class action notification. Customer acknowledges that identifying its interest may involve manually researching historic records and that Bank does not warrant that the review will be error free; provided however that Bank agrees to use reasonable due diligence in performing such review.

(ii)           Bank will provide Customer with a summary of each class action notification that it has identified as being pertinent to Customer (together with the information discovered with regard to the applicable securities holding of Customer) and the cut-off time by which Customer is required to inform Bank if it disagrees with Bank’s record of such securities holdings and/or securities transactions or wishes to instruct Bank not to file a claim on Customer’s behalf.

(iii)           Unless Customer instructs Bank not to do so by the applicable cut-off time, Bank shall complete and file the required claim forms for the particular class action insofar as they relate to transactions or holdings for which Bank acted as custodian. Bank shall present with the claim any supporting information that it has in its possession and that is required as part of the filing as set out in the class action notification. Bank shall be authorized to disclose such information as may be reasonably required to complete and file such claims.  Customer acknowledges that Bank is acting in a clerical capacity in completing and filing such claim forms and that Bank will not be using legal expertise in providing this service.

12.           Nominees.

Financial Assets which are ordinarily held in registered form may be registered in a nominee name of Bank, Subcustodian or Securities Depository, as the case may be.  Bank may without notice to Customer cause any such Financial Assets to cease to be registered in the name of any such nominee and to be registered in the name of Customer.  Bank shall, or shall cause the applicable Subcustodian or Securities Depository to use commercially reasonable efforts to promptly register such Financial Assets that are or may be subject to ownership limitations.  In the event that any Financial Assets registered in a nominee name are called for partial redemption by the issuer, Bank may allot the called portion to the respective beneficial holders of such class of security in any manner Bank deems to be fair and equitable.  Customer shall hold Bank, Subcustodians, and their respective nominees harmless from any liability arising directly or indirectly from their status as a mere record holder of Financial Assets in the Custody Account.  Financial Assets accepted by Custodian on behalf of Customer under this Agreement shall be in a form and delivered in a manner consistent with Local Practice.

13.           Instructions.

Unless otherwise expressly provided, all Instructions shall continue in full force and effect until canceled or superseded.  Any Instructions delivered to Bank by telephone shall promptly thereafter be confirmed in writing by an Authorized Person (which confirmation may bear the facsimile signature of such Person), but Customer shall hold Bank harmless for the failure of an Authorized Person to send such confirmation in writing, the failure of such confirmation to conform to the telephone instructions received or Bank's failure to produce such confirmation at any subsequent time.  Bank shall notify Customer as soon as reasonably practicable if Bank does not receive written confirmation or if such written confirmation fails to conform to the telephone Instructions received.  Either party may electronically record any Instructions given by telephone, and any other telephone discussions with respect to the Agreement.  Customer shall be responsible for safeguarding any testkeys, identification codes or other security devices which Bank shall make available to Customer or its Authorized Persons.

14.           Standard of Care; Liabilities.

(a)           Bank shall exercise reasonable care and diligence in carrying out all of its duties and obligations under this Agreement, and shall be liable to Customer for any and all claims, liabilities, losses, damages, fines, penalties, and expenses, including out-of-pocket and incidental expenses and reasonable attorneys’ fees (“Losses”) suffered or incurred by Customer resulting from failure of Bank (including any branch thereof, regardless of location) to exercise such reasonable care and diligence.  Bank shall be liable to Customer in respect of such Losses to the same extent that Bank would be liable to Customer if Bank were holding the affected Assets in New York City, but only to the extent of Customer’s direct damages, to be determined based on the market value of the property which is the subject of the Loss at the date of discovery of such Loss by Customer and without reference to any special conditions or circumstances.

(b)           Bank shall be liable to Customer for all Losses resulting from (i) the action or inaction of any Subcustodian to the same extent that Bank would be liable to Customer if Bank were holding the affected Assets in New York City, and such action or inaction were that of the Bank or (ii) the fraud or willful default of such Subcustodian.

(c)           As long as and to the extent that it has exercised reasonable care and diligence and acted in good faith, Bank shall not be responsible for:

(i)           the title, validity or genuineness of any property or evidence of title thereto received by it or delivered by it pursuant to this Agreement; it being understood that Bank shall be deemed to have exercised reasonable care in respect of this subparagraph (i) if Financial Assets are received by Bank in accordance with Local Practice for the particular Financial Asset in question;

(ii)           any act, omission, default or for the solvency of any broker or agent which it or a Subcustodian appoints and which is not a branch or Affiliate of the Bank; it being understood that Bank or a Subcustodian shall be deemed to have exercised reasonable care in respect of this subparagraph (ii) if it exercised reasonable care in the selection and continued retention of any such broker or agent; or

(iii)           the insolvency of any Subcustodian which is not a branch or Affiliate of Bank; it being understood that Bank shall be deemed to have exercised reasonable care in respect of this subparagraph (iii) where Bank used reasonable care in the monitoring of a Subcustodian’s financial condition as reflected in its most recently published financial statements and other publicly available financial information.

(d) Neither Bank nor any Subcustodian shall be liable for the acts or omissions of any Securities Depository (or, for purposes of clarity, any domestic securities depository).  In the event Customer incurs a loss due to the negligence, bad faith, willful misconduct or insolvency of a Securities Depository, Bank shall make reasonable endeavors to seek recovery from the Securities Depository.

(e)           In no event shall Bank incur liability hereunder if Bank or any Subcustodian, or any nominee of Bank or any Subcustodian (each a “Person”), is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of:

(i) any provision of any present or future law or regulation or order of the United States of America, or any state thereof, or any other country, or political subdivision thereof or of any court of competent jurisdiction; or

(ii) events or circumstances beyond the reasonable control of the applicable Person, including, without limitation, the interruption, suspension or restriction of trading on or the closure of any securities market, power failures or interruptions, computer viruses or communications disruptions, work stoppages, natural disasters, or other similar events or acts, unless, in each case, such delay or nonperformance is caused by (A) the negligence, misfeasance or misconduct of the applicable Person, or (B) a malfunction or failure of technology or equipment operated or utilized by the applicable Person other than a malfunction or failure beyond such Person’s control and which could not be reasonably anticipated or prevented by such Person (each such provision, event or circumstance being a “Force Majeure Event”).

Bank shall notify Customer as soon as reasonably practicable of any material performance delay or non-performance due to reasons set forth in this clause (e).

(f)           In no event shall Customer incur liability to Bank if it is prevented, forbidden or delayed from performing, or omits to perform, any act or thing which this Agreement provides shall be performed or omitted to be performed, by reason of a Force Majeure Event.

(g)           Customer shall indemnify and hold Bank and its directors, officers, agents and employees (collectively the “Indemnitees”) harmless from and against any and all Losses that may be imposed on, incurred by, or asserted against, the Indemnitees or any of them for following any Instructions or other directions upon which Bank is authorized to rely pursuant to the terms of this Agreement, or for any action taken or omitted by it in good faith, provided that such action or omission is consistent with the standard of care applicable to Bank under this Agreement and the Indemnitees have not acted with negligence or bad faith or engaged in fraud or willful misconduct in connection with the Losses in question.

(h)           In performing its obligations hereunder, Bank may rely on the genuineness of any document which it believes in good faith to have been validly executed, and, subject to the following sentence, shall be entitled to rely on and may act upon advice of counsel (which may be counsel for Customer) on all matters, and shall be without liability for action reasonably taken or omitted pursuant to such advice.  If Customer disputes an action or omission by Bank within 45 days of when Customer became aware or reasonably should have become aware of such action or omission, Bank shall be entitled to rely on and may act upon advice of counsel only if such counsel is counsel that is mutually acceptable to Customer and Bank.  Bank  shall be without liability for action reasonably taken or omitted pursuant to such advice.

(i)           Customer shall pay for and hold Bank harmless from any liability or loss resulting from the imposition or assessment of any taxes or other governmental charges, and any related expenses (including, without limitation, penalties, interest or additions to tax due), with respect to income from or Assets in the Accounts, provided that Bank has complied with the standard of care set forth in Section 14(a) of this Agreement (it being understood that while Bank’s failure to comply with such standard of care shall constitute a breach of this Agreement, Bank shall have no liability for taxes or governmental charges and related expenses imposed or assessed with respect to such Assets prior to such breach or that would have been imposed or assessed even absent such breach).

(j)           Bank agrees to maintain the insurance coverages listed on Schedule C with insurance carriers with an A.M. Best rating no lower than A- VIII:1. Customer acknowledges that Bank will not be required to maintain any insurance coverage specifically for the benefit of the Customer.

(k)           Without limiting the foregoing, Bank shall not be liable for any Loss which results from (i) the general risk of investing, or (ii) investing or holding Assets in a particular country including, but not limited to, losses resulting from nationalization, expropriation or other governmental actions; regulation of the banking or securities industry; currency restrictions, devaluations or fluctuations; and market conditions which prevent the orderly execution of securities transactions or affect the value of Assets.

(l)           Consistent with and without limiting the application of the foregoing paragraphs of this Section 14, it is specifically acknowledged that Bank shall have no duty or responsibility to:

(i)           question Instructions or make any suggestions to Customer or an Authorized Person regarding such Instructions that Bank believes in good faith to have been given by Authorized Persons or which are transmitted with proper testing or authentication pursuant to terms and conditions the Bank may specify; provided however, the Bank shall retain a duty to question Instructions which attempt to sell Securities that Customer does not own or attempt to sell Securities from a location other than where they are actually held.

(ii)           supervise or make recommendations with respect to investments or the retention of Financial Assets;

(iii)           advise Customer or an Authorized Person regarding any default in the payment of principal or income of any Security other than as provided in Section 6(c) hereof; provided however, the Bank will use every reasonable effort to give Customer written notice of any such default of which the Bank has any knowledge;

(iv)           evaluate or report to Customer or an Authorized Person regarding the financial condition of any broker, agent or other party to which Bank receives an Instruction to deliver Financial Assets;

(v)           except for trades settled at DTC where the broker provides DTC trade confirmation and Customer provides for Bank to receive the trade instruction, review or reconcile trade confirmations received from brokers.  Customer or its Authorized Persons issuing Instructions shall bear any responsibility to review such confirmations against Instructions issued to and statements issued by Bank;

(vi)           advise Customer or an Authorized Person regarding information (i) held on a confidential basis by an officer, director or employee of Bank (or any Affiliate of Bank) and (ii) obtained by such person in connection with the provision of services or other activities unrelated to global custody; and

(vii)           advise Customer or an Authorized Person promptly regarding corporate action information obtained by an officer, director or employee of Bank (or any Affiliate of Bank) who is not engaged directly in the provision of global custody services.

(m)           Customer authorizes Bank to act hereunder notwithstanding that Bank or any of its divisions or Affiliates may have a material interest in a transaction, or circumstances are such that Bank may have a potential conflict of duty or interest including the fact that Bank or any of its Affiliates may provide brokerage services to other customers, act as financial advisor to the issuer of Financial Assets, act as a lender to the issuer of Financial Assets, act in the same transaction as agent for more than one customer, have a material interest in the issue of Financial Assets, or earn profits from any of the activities listed herein; provided that none of such services or actions would violate applicable laws or regulations.

(n)           Upon the occurrence of any event which causes or may cause any Loss to the other party, Customer and Bank shall (and Bank shall cause each applicable Subcustodian to) use all reasonable efforts and take all reasonable steps under the circumstances to mitigate the effects of such event and to avoid continuing harm to the other party.  For this purpose, the obligations of Customer and Bank to mitigate Losses (or potential Losses) hereunder shall include (but shall not be limited to) the periodic review and reconciliation by Bank and Customer (or Authorized Persons) of statements provided to Customer under Section 8 of this Agreement; provided, however, that Bank's obligations to Customer with respect to any transaction covered by a given statement shall be reduced to the extent that Bank's ability to mitigate damages related to such transaction has been compromised by Customer’s failure to object to such statement within 180 days of Customer’s receipt thereof.

15.           Bank Fees and Expenses.

Customer agrees to pay Bank for its services under this Agreement such amount as may be mutually agreed upon in writing.  Customer agrees to reimburse Bank for its reasonable out-of-pocket or incidental expenses (including, without limitation, legal fees) incurred on behalf of Customer, provided that, in respect of such expenses, Bank has acted in conformity with the standard of care set forth in Section 14 hereof.  Bank shall obtain Customer’s prior approval, which approval shall not be unreasonably withheld, of out-of-pocket or incidental expenses that Bank reasonably expects to exceed $10,000 or that approaches $10,000 during the process of incurring such expenses.  In the latter case, Customer shall not withhold its approval on the ground that Bank had not obtained Customer’s approval prior to beginning to incur such expenses if Bank believed in good faith that the subject expenses would not exceed $10,000.
Invoices will be invoiced to Customer and payable within thirty (30) days of receipt of such invoice to the Customer. If the Customer disputes an invoice, it shall nevertheless pay on or before the date that payment is due such portion of the invoice as is not subject to a bona fide dispute.
Subject to the foregoing, Bank shall have a lien on and is authorized to charge or otherwise enforce its rights as lienholder against Assets in any Customer Accounts under this Agreement or against any amount in any currency standing to the credit of any of the Customer’s cash accounts (whether deposit or otherwise) with Bank for any amount owing under the Agreement, including, but not limited to, any overdraft, obligation, or liability with respect to such Account under this Agreement.

16.           Miscellaneous.

(a)           Foreign Exchange Transactions Other Than as Principal.  Upon receipt of Instructions, Bank shall settle foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf of the Customer with such currency brokers or banking institutions as Customer may determine and direct pursuant to Instructions.  Bank shall be responsible for the transmission of cash and instructions to and from the currency broker or banking institution with which the contract or option is made, the safekeeping of all certificates and other documents and agreements evidencing or relating to such foreign exchange transactions and the maintenance of proper records in accordance with this Agreement.  Bank shall have no duty with respect to the selection of currency brokers or banking institutions with which Customer deals, as long as Bank acts in accordance with Instructions, for the failure of such brokers or banking institutions to comply with the terms of any contract or option.

(b)           Foreign Exchange Transactions as Principal.  Bank shall not be obligated to enter into foreign exchange transactions as principal.  However, if and to the extent that Bank makes available to Customer its services as principal in foreign exchange transactions, upon receipt of Instructions, Bank shall enter into foreign exchange contracts or options to purchase and sell foreign currencies for spot and future delivery on behalf of and for the account of Customer with Bank as principal.  Instructions may be issued with respect to such contracts but Bank may establish rules or limitations concerning any foreign exchange facility made available.  Bank shall be responsible for the selection of currency brokers or banking institutions (which may include Affiliates of Bank and Subcustodians) and the failure of such currency brokers or banking institutions to comply with the terms of any contract or option.

(c)           Certification of Residency, etc.  Customer certifies that it is a resident of the United States and shall notify Bank of any changes in residency.  Bank may rely upon this certification or the certification of such other facts as may be required to administer Bank's obligations hereunder.  Customer shall indemnify Bank against all losses, liability, claims or demands arising directly or indirectly from any such certifications.

(d)           Custodian’s Records; Access to Records.  Bank shall provide any assistance reasonably requested by Customer in the preparation of reports to Customer’s shareholders and others, audits of accounts, and other ministerial matters of like nature.  Bank shall maintain complete and accurate records with respect to Financial Assets and other Assets held for the account of Customer as required by the rules and regulations of the U.S. Securities and Exchange Commission applicable to investment companies registered under the 1940 Act.  All such books and records maintained by Bank shall be made available to Customer upon reasonable request and shall, where required to be maintained by Rule 31a-1 under the 1940 Act, be preserved for the periods prescribed in Rule 31a-2 under the 1940 Act.  Bank shall allow Customer's independent public accountant(s) reasonable access to the records of Bank relating to Financial Assets as is required in connection with their examination of books and records pertaining to Customer's affairs.  Subject to restrictions under applicable law, Bank shall also obtain an undertaking to permit Customer's independent public accountants reasonable access to the records of any Subcustodian which has possession of any Financial Assets as may be required in connection with the examination of Customer's books and records.  In addition, Bank shall provide Customer with a copy of the Report on Controls Over Transfer Agency Operations, which is prepared in compliance with the requirements of Statements on Standards for Attestation Engagements No.16 issued by the American Institute of Certified Public Accountants, as it may be amended from time to time (commonly referred to as a “SSAE 16 report”). Bank shall use commercially reasonable efforts to obtain and furnish Customer with such similar reports as Customer may reasonably request with respect to each Subcustodian holding Assets of Customer. Except as respect to the Bank’s SSAE 16 report, as to which there shall be no charge, the Customer shall pay reasonable expenses of the Bank and any Subcustodians under this provision.  Bank shall use commercially reasonable efforts to provide Customer and agents with such reports as the Customer may reasonably request or otherwise reasonably require to fulfill its duties under rule 38a-1 of the 1940 Act, and, in any case, provide Customer with at least the same level of such reporting as Bank furnishes to its other mutual fund clients.

(e)           Confidential Information.  The parties hereto agree that each shall treat confidentially all confidential information provided by each party to the other regarding its business and operations in accordance with this Agreement and represent that each has implemented controls that are reasonably designed to achieve the purposes of this section. All confidential information provided by a party hereto shall be used by the other party hereto solely for the purpose of rendering services pursuant to this Agreement and, except as may be required in carrying out this Agreement, shall not be disclosed to any affiliated division or entity or third party in any form without the prior written consent of such providing party.  Confidential information for purposes hereof shall include information traditionally recognized as confidential, such as financial information, strategies, security practices, account holdings, trades, product and business proposals, business plans, and the like.  The foregoing shall not be applicable to any information that is publicly available when provided or thereafter becomes publicly available other than through a breach of this Agreement, or that is generally furnished to third parties by the providing party without confidentiality restriction. For this purpose, Customer and any Authorized Person shall be permitted to disclose any information provided by Bank hereunder to the U.S. Securities and Exchange Commission (or its staff) in connection with any inspection or examination or other action or proceeding.  If a party becomes aware that it or its agents have breached the confidentiality obligations under this Section 14(e), it will promptly notify the other party in writing of the nature and extent of such breach.  Additionally, each of the parties hereto shall be permitted to disclose any information provided by the other party if such disclosure is required by any bank examiner of Bank or any Subcustodian, by any auditor of the parties hereto, by judicial or administrative process or otherwise by applicable law or regulation, except if such notification is prohibited by applicable law or regulation; provided, however, that the party providing such information will promptly notify the other party of such disclosure, except if such notification is prohibited by applicable law or regulation.

(f)           Governing Law; Successors and Assigns; Immunity; Captions.  THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN NEW YORK and shall not be assigned by either party, but shall bind the successors in interest of Customer and Bank.  To the extent that in any jurisdiction Customer or Bank may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, Customer or Bank, as the case may be, irrevocably shall not claim, and it hereby waives, such immunity.  The parties hereby waive any right to a trial by jury with respect to any lawsuit or judicial proceeding arising under or related to this Agreement. The captions given to the sections and subsections of this Agreement are for convenience of reference only and are not to be used to interpret this Agreement.

(g)           Entire Agreement.  This Agreement consists exclusively of this document (including the Exhibits and Schedules attached hereto). There are no other provisions hereof and this Agreement supersedes any other agreements, whether written or oral, between the parties.  Except as noted herein, any amendment hereto must be in writing, executed by both parties.

(h)           Severability.  In the event that one or more provisions hereof are held invalid, illegal or unenforceable in any respect on the basis of any particular circumstances or in any jurisdiction, the validity, legality and enforceability of such provision or provisions under other circumstances or in other jurisdictions and of the remaining provisions shall not in any way be affected or impaired.

(i)           Waiver.  Except as otherwise provided herein, no failure or delay on the part of either party in exercising any power or right hereunder operates as a waiver, nor does any single or partial exercise of any power or right preclude any other or further exercise, or the exercise of any other power or right.  No waiver by a party of any provision hereof, or waiver of any breach or default, is effective unless in writing and signed by the party against whom the waiver is to be enforced.

(j)           Representations and Warranties.

(i)           Customer hereby represents and warrants to Bank that: (A) it has full power and authority to deposit and control the Financial Assets and cash deposited in the Accounts; (B) it has full power and authority to give Instructions concerning the Accounts and such Instructions shall be clear as to which Account they relate, (C) it has all necessary authority to use Bank as its custodian; (D) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; and (E) it has taken all necessary action to authorize the execution and delivery hereof.

(ii)           Bank hereby represents and warrants to Customer that: (A) it has the full power and authority to perform its obligations hereunder, (B) this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms; (C) that it has taken all necessary action to authorize the execution and delivery hereof; and (D) it has implemented and will maintain an anti-money laundering program in compliance with anti-money laundering and anti-terrorist laws and regulations issued by government and regulatory authorities and self-regulatory agencies to the extent such laws are applicable to Bank in its capacity as custodian for the Assets.

(k)           Notices.  All notices hereunder shall be effective when actually received.  Any notices or other communications which may be required hereunder are to be sent to the parties at the following addresses or such other addresses as may subsequently be given to the other party in writing: (a) Bank: JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, N.Y.  10081, Attention: Luis Portilla, Executive Director, Worldwide Securities Services, Investment Management Group; and (b) Customer: c/o Capital Emerging Markets Total Opportunities Fund, Attention: Treasurer,  333 S. Hope Street, 55th Floor, Los Angeles, CA 90071.

(l)           Termination.  This Agreement may be terminated as to one or more accounts by Customer or Bank by giving sixty (60) days’ written notice to the other, provided that such notice to Bank shall specify the names of the persons to whom Bank shall deliver the Assets belonging to the affected accounts.  If notice of termination is given by Bank, Customer shall, within sixty (60) days following receipt of the notice, deliver to Bank Instructions specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected accounts.  In either case Bank shall deliver the Assets belonging to the affected accounts to the persons so specified, after deducting any uncontested amounts which Bank determines in good faith to be owed to it under Section 15.  Customer shall reimburse Bank promptly for all reasonable out-of-pocket expenses it incurs in delivering Assets upon termination by Customer.  Termination shall not affect any of the liabilities either party owes to the other arising under this Agreement prior to such termination.  If within sixty (60) days following receipt of a notice of termination by Bank, Bank does not receive Instructions from Customer specifying the names of the persons to whom Bank shall deliver the Assets belonging to the affected accounts, Bank, at its election, may deliver such Assets to a bank or trust company doing business in the State of New York to be held and disposed of pursuant to the provisions hereof, or to Authorized Persons, or may continue to hold such Assets until Instructions are provided to Bank.  For avoidance of doubt, Customer or the Bank may terminate this Agreement pursuant to its provisions.

(m)           Representative Capacity; Non-recourse Obligations.  A COPY OF THE DECLARATION OF TRUST OR OTHER ORGANIZATIONAL DOCUMENT OF CUSTOMER IS ON FILE WITH THE SECRETARY OF STATE OF THE STATE OF THE CUSTOMER’S FORMATION, AND NOTICE IS HEREBY GIVEN THAT THIS AGREEMENT IS NOT EXECUTED ON BEHALF OF THE TRUSTEES OF CUSTOMER AS INDIVIDUALS, AND THE OBLIGATIONS OF THIS AGREEMENT ARE NOT BINDING UPON ANY OF THE TRUSTEES, OFFICERS, SHAREHOLDERS OR PARTNERS OF CUSTOMER INDIVIDUALLY, BUT ARE BINDING ONLY UPON THE ASSETS AND PROPERTY OF CUSTOMER.  BANK AGREES THAT NO SHAREHOLDER, TRUSTEE, OFFICER OR PARTNER OF CUSTOMER MAY BE HELD PERSONALLY LIABLE OR RESPONSIBLE FOR ANY OBLIGATIONS OF CUSTOMER ARISING OUT OF THIS AGREEMENT.

(n)           Obligations of Customer.  WITH RESPECT TO ANY OBLIGATIONS OF A CUSTOMER ARISING OUT OF THIS AGREEMENT, BANK SHALL LOOK FOR PAYMENT OR SATISFACTION OF ANY SUCH OBLIGATION SOLELY TO THE ASSETS AND PROPERTY OF THE CUSTOMER.

(o)           Information Concerning Deposits at Bank’s London Branch.  Under U.S. federal law, deposit accounts that Customer maintains in Bank’s foreign branches (outside of the U.S.) are not insured by the Federal Deposit Insurance Corporation.  In the event of Bank’s liquidation, foreign branch deposits have a lesser preference than U.S. deposits, and such foreign deposits are subject to cross-border risks.  However, the Financial Services Compensation Scheme (the "FSCS") was created under the Financial Services and Markets Act 2000.  The terms of the FSCS offer protection in connection with deposits and investments in the event of the persons to whom Bank’s London Branch provides services suffering a financial loss as a direct consequence of Bank’s London Branch being unable to meet any of its liabilities, and subject to the FSCS rules regarding eligible claimants and eligible claims, the Customer may have a right to claim compensation from the FSCS.  Subject to the terms of the FSCS, the limit on the maximum compensation sum payable by the FSCS in relation to investment business is £50,000 and in relation to deposits is £85,000.

The Customer should inform Bank if they qualify as an eligible depositor under the FSCS so that such eligibility can be recorded by Bank. Failure to do so may mean that compensation payouts are not made within the seven calendar days set out by the FSCS.

(p)           Security Holdings Disclosure.  With respect to Rule 14b-2 of the Securities Exchange Act of 1934, regarding disclosure of beneficial owners to issuers of Securities, Bank is instructed not to disclose the name, address or Security positions of Customer in response to shareholder communications requests regarding the Account.

(q) USA PATRIOT Act Disclosure.  Section 326 of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (“USA PATRIOT Act”) requires Bank to implement reasonable procedures to verify the identity of any person that opens a new account with it.  Accordingly, Customer acknowledges that Section 326 of the USA PATRIOT Act and Bank’s identity verification procedures requires Bank to obtain certain information (“identifying information”) from Customer or on some occasions from third parties regarding Customer.  Customer agrees to provide Bank with and consents to Bank obtaining from third parties any such identifying information required as a condition of opening an account with or using any service provided by Bank.

(r) Public Announcements.  The parties agree that no marketing or promotional material or communication, press release, public announcement or other publicity relating to this Agreement or the transactions, contemplated hereby may be made by a party without the prior written approval of the other party, except as may be required by applicable law or the rules of any applicable securities exchange or market.

IN WITNESS WHEREOF, Customer and Bank have executed this Agreement as of the date first-written above.

CAPITAL EMERGING MARKETS TOTAL OPPORTUNITIES FUND

By:__________________________________
Name:
Title:

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION

By:________________________________________
Name:
Title:

Appendix 1-A

Information Regarding Country Risk
1.           To aid Customer in its determinations regarding Country Risk, the Bank shall furnish annually and upon the initial placing of Financial Assets and cash into a country the following information (check items applicable):
A           Opinions of local counsel concerning:
___           i.           Whether applicable foreign law would restrict the access afforded Customer’s independent public accountants to books and records kept by an eligible foreign custodian located in that country.
___           ii.           Whether applicable foreign law would restrict Customer's ability to recover its Financial Assets and cash in the event of the bankruptcy of an Eligible Foreign Custodian located in that country.
___           iii.           Whether applicable foreign law would restrict Customer's ability to recover Financial Assets that are lost while under the control of an Eligible Foreign Custodian located in the country.
B.           Written information concerning:
___           i.           The foreseeability of expropriation, nationalization, freezes, or confiscation of Customer's Financial Assets.
___           ii.           Whether difficulties in converting Customer's cash and cash equivalents to U.S. dollars are reasonably foreseeable.
C.           A market report with respect to the following topics:
(i) securities regulatory environment, (ii) foreign ownership restrictions, (iii) foreign exchange, (iv) securities settlement and registration, (v) taxation, and (vi) depositories (including depository evaluation), if any.
2.           To aid Customer in monitoring Country Risk, the Bank shall furnish board the following additional information:
Market flashes, including with respect to changes in the information in market reports

SCHEDULE A

SUBCUSTODIANS

Agent and Cash Network (WSS Custody)

COUNTRY	SUB-CUSTODIAN	CASH CORRESPONDENT BANK
ARGENTINA	HSBC Bank Argentina S.A. Florida 201, 7th Floor 1005 Buenos Aires ARGENTINA	HSBC Bank Argentina S.A. Buenos Aires
AUSTRALIA	JPMorgan Chase Bank, N.A.** Level 37 AAP Center 259, George Street Sydney NSW 2000 AUSTRALIA	Australia and New Zealand Banking Group Ltd. Melbourne
AUSTRIA	UniCredit Bank Austria AG Julius Tandler Platz - 3 A-1090 Vienna AUSTRIA	J.P. Morgan AG** Frankfurt
BAHRAIN	HSBC Bank Middle East Limited 1st Floor, Building No 2505, Road No 2832 Al Seef 428 BAHRAIN	HSBC Bank Middle East Limited Al Seef
BANGLADESH	Standard Chartered Bank 18-20 Motijheel C.A Box 536 Dhaka-1000 BANGLADESH	Standard Chartered Bank Dhaka
BELGIUM	BNP Paribas Securities Services S.C.A. 489 Avenue Louise 1050 Brussels Belgium	J.P. Morgan AG** Frankfurt
BERMUDA	HSBC Bank Bermuda Limited 6 Front Street Hamilton HMDX BERMUDA	HSBC Bank Bermuda Limited Hamilton
BOTSWANA	Standard Chartered Bank Botswana Limited 5th Floor, Standard House P.O. Box 496 Queens Road, The Mall Gaborone BOTSWANA	Standard Chartered Bank Botswana Limited Gaborone
BRAZIL	J.P. Morgan S.A. DTVM** Avenida Brigadeiro Faria Lima, n. 3729, 2nd Floor Itaim Bibi Sao Paulo, SP 04538-133 BRAZIL	J.P. Morgan S.A. DTVM** Sao Paulo
BULGARIA	ING Bank N.V. Sofia Branch 49B Bulgaria Blvd Sofia 1404 BULGARIA	ING Bank N.V. Sofia
CANADA	Canadian Imperial Bank of Commerce Commerce Court West Security Level Toronto, Ontario M5L 1G9 CANADA	Royal Bank of Canada Toronto
	Royal Bank of Canada 155 Wellington Street West, 2nd Floor Toronto Ontario M5V 3L3 CANADA	Royal Bank of Canada Toronto
CHILE	Banco Santander Chile Bandera 140, Piso 4 Santiago CHILE	Banco Santander Chile Santiago
CHINA: A-Share	HSBC Bank (China) Company Limited* 33/F, HSBC Building, Shanghai ifc 8 Century Avenue, Pudong Shanghai 200120 THE PEOPLE'S REPUBLIC OF CHINA	HSBC Bank (China) Company Limited Shanghai (RMB/CNY NOSTRO Account)
* Please refer to your Client Relationship Team for additional subcustodial options.
CHINA: B-Share	HSBC Bank (China) Company Limited 33/F, HSBC Building, Shanghai ifc 8 Century Avenue, Pudong Shanghai 200120 THE PEOPLE'S REPUBLIC OF CHINA	JPMorgan Chase Bank, N.A. ** New York (USD NOSTRO Accounts for Shanghai) JPMorgan Chase Bank, N.A. ** Hong Kong (HKD NOSTRO Accounts for Shenzhen)
COLOMBIA	Santander Investment Trust Colombia S.A. Calle 12, No. 7-32, Piso 3 Bogota COLOMBIA	Santander Investment Trust Colombia S.A. Bogota
*COSTA RICA*	Banco BCT, S.A. 150 Metros Norte de la Catedral Metropolitana Edificio BCT San Jose COSTA RICA	Banco BCT, S.A. San Jose
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
CROATIA	Privredna banka Zagreb d.d. Savska c.28 10000 Zagreb CROATIA	Zagrebacka Banka d.d. Zagreb
CYPRUS	HSBC Bank plc 109-111, Messogian Ave. 115 26 Athens GREECE	J.P. Morgan AG** Frankfurt
CZECH REPUBLIC	UniCredit Bank Czech Republic a.s. Revolucni 7 110 05 Prague 1 CZECH REPUBLIC	Ceskoslovenska obchodni banka, a.s. Prague
DENMARK	Nordea Bank Danmark A/S Helgeshoj Alle 33 Hoje Taastrup DK-2630 Taastrup DENMARK	Nordea Bank Danmark A/S Copenhagen
EGYPT	Citibank, N.A. 4 Ahmed Pasha Street Garden City Cairo EGYPT	Citibank, N.A. Cairo
ESTONIA	Swedbank AS Liivalaia 8 15040 Tallinn ESTONIA	J.P. Morgan AG** Frankfurt
FINLAND	Nordea Bank Finland Plc Aleksis Kiven katu 3-5 FIN-00020 NORDEA Helsinki FINLAND	J.P. Morgan AG** Frankfurt
FRANCE	BNP Paribas Securities Services S.C.A. Les Grands Moulins de Pantin 9, rue du Debarcadere 93500 Pantin FRANCE	J.P. Morgan AG** Frankfurt
	Societe Generale 50 Boulevard Haussman 75009 Paris FRANCE	J.P. Morgan AG** Frankfurt
GERMANY	Deutsche Bank AG Alfred-Herrhausen-Allee 16-24 D-65760 Eschborn GERMANY	J.P. Morgan AG** Frankfurt
	J.P. Morgan AG#** Junghofstrasse 14 60311 Frankfurt am Main GERMANY # For local German custody clients only.	J.P. Morgan AG** Frankfurt
GHANA	Standard Chartered Bank Ghana Limited Accra High Street P.O. Box 768 Accra GHANA	Standard Chartered Bank Ghana Limited Accra
GREECE	HSBC Bank plc Messogion 109-111 11526 Athens GREECE	J.P. Morgan AG ** Frankfurt
HONG KONG	The Hongkong and Shanghai Banking Corporation Limited 5/F, Tower 1, HSBC Centre 1 Sham Mong Road Kowloon HONG KONG	JPMorgan Chase Bank, N.A. ** Hong Kong (HKD and USD NOSTRO Accounts) The Hongkong and Shanghai Banking Corporation Limited Hong Kong (RMB/CNY NOSTRO Accounts – free receipts only)
HUNGARY	Deutsche Bank Europe GmbH Hold utca 27 H-1054 Budapest HUNGARY	ING Bank N.V. Budapest
*ICELAND*	Islandsbanki hf. Kirkjusandur 2 IS-155 Reykjavik ICELAND	Islandsbanki hf. Reykjavik
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
INDIA	JPMorgan Chase Bank, N.A.** 6th Floor, Paradigm ‘B’ Wing Mindspace, Malad (West) Mumbai 400 064 INDIA	JPMorgan Chase Bank, N.A.** Mumbai
INDONESIA	Deutsche Bank AG Deutsche Bank Building 80 Jl. Inman Bonjol Jakarta 10310 INDONESIA	Deutsche Bank AG Jakarta
IRELAND	JP Morgan Chase Bank, N.A.** 125 London Wall London EC2Y 5AJ UNITED KINGDOM	J.P. Morgan AG** Frankfurt
ISRAEL	Bank Leumi le-Israel B.M. 35, Yehuda Halevi Street 61000 Tel Aviv ISRAEL	Bank Leumi le-Israel B.M. Tel Aviv
ITALY	BNP Paribas Securities Services S.C.A. Via Asperto, 5 20123 Milan ITALY	J.P. Morgan AG** Frankfurt
JAPAN	Mizuho Corporate Bank, Limited 6-7 Nihonbashi-Kabutocho Chuo-Ku Tokyo 103 JAPAN	JPMorgan Chase Bank, N.A. ** Tokyo
	The Bank of Tokyo-Mitsubishi UFJ, Limited 3-2 Nihombashi Hongkucho 1-chome Chuo-ku Tokyo 103 JAPAN	JPMorgan Chase Bank, N.A. ** Tokyo
JORDAN	HSBC Bank Middle East Limited Level 1 Zahran Street, 5th Circle Amman JORDAN	HSBC Bank Middle East Limited Amman
KAZAKHSTAN	SB HSBC Bank Kazakhstan JSC 43 Dostyk Avenue Almaty 050010 KAZAKHSTAN	SB HSBC Bank Kazakhstan JSC Almaty
KENYA	Standard Chartered Bank Kenya Limited Stanbank House Moi Avenue P.O. Box 30003-00100 GPO, Nairobi KENYA	Standard Chartered Bank Kenya Limited Nairobi
KUWAIT	HSBC Bank Middle East Limited Kuwait City, Qibla Area Hamad Al-Saqr Street, Kharafi Tower G/1/2 Floors Safat 13017 KUWAIT	HSBC Bank Middle East Limited Safat
LATVIA	Swedbank AS Balasta dambis 1a Riga, LV-1048 LATVIA	Swedbank AS Riga
LEBANON	HSBC Bank Middle East Limited HSBC Main Building Riad El Solh, P.O. Box 11-1380 1107-2080 Beirut LEBANON	JPMorgan Chase Bank, N.A. ** New York
*LITHUANIA*	AB SEB Bankas 12 Gedimino pr. LT 2600 Vilnius LITHUANIA	AB SEB Bankas Vilnius (for LTL settlement) J.P. Morgan AG** Frankfurt (for EUR settlement)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
LUXEMBOURG	BGL BNP Paribas 50 Avenue J.F. Kennedy L-2951 LUXEMBOURG	J.P. Morgan AG** Frankfurt
MALAYSIA	HSBC Bank Malaysia Berhad 2 Leboh Ampang 12th Floor, South Tower 50100 Kuala Lumpur MALAYSIA	HSBC Bank Malaysia Berhad Kuala Lumpur
MALTA	HSBC Bank Malta p.l.c. 80 Mill Street Qormi QRM 3101 MALTA	HSBC Bank Malta p.l.c. Qormi
MAURITIUS	The Hongkong and Shanghai Banking Corporation Limited HSBC Centre 18 Cybercity Ebene MAURITIUS	The Hongkong and Shanghai Banking Corporation Limited Port Louis
MEXICO	Banco Nacional de Mexico, S.A. Act. Roberto Medellin No. 800 3er Piso Norte Colonia Santa Fe 01210 Mexico, D.F. MEXICO	Banco Santander, S.A. Mexico, D.F.
MOROCCO	Societe Generale Marocaine de Banques 55 Boulevard Abdelmoumen Casablanca 20100 MOROCCO	Attijariwafa Bank S.A. Casablanca
NAMIBIA	Standard Bank Namibia Limited Mutual Platz Cnr. Stroebel and Post Streets P.O.Box 3327 Windhoek NAMIBIA	The Standard Bank of South Africa Limited Johannesburg
NETHERLANDS	BNP Paribas Securities Services S.C.A. Herengracht 477 1017 BS Amsterdam NETHERLANDS	J.P. Morgan AG** Frankfurt
NEW ZEALAND	JPMorgan Chase Bank, N.A. Level 13, 2 Hunter Street Wellington 6011 NEW ZEALAND	Westpac Banking Corporation Wellington
NIGERIA	Stanbic IBTC Bank Plc Plot 1712 Idejo Street Victoria Island Lagos NIGERIA	The Standard Bank of South Africa Limited Johannesburg
NORWAY	Nordea Bank Norge ASA Essendropsgate 7 PO Box 1166 NO-0107 Oslo NORWAY	Nordea Bank Norge ASA Oslo
OMAN	HSBC Bank Middle East Limited Bait Al Falaj Main Office Ruwi PC 112 OMAN	HSBC Bank Middle East Limited Ruwi
PAKISTAN	Standard Chartered Bank (Pakistan) Limited P.O. Box 4896 Ismail Ibrahim Chundrigar Road Karachi 74000 PAKISTAN	Standard Chartered Bank (Pakistan) Limited Karachi
*PALESTINIAN TERRITORIES*	HSBC Bank Middle East Limited Jaffa Street P.O. Box 2067 Ramallah PALESTINIAN AUTONOMOUS AREA	HSBC Bank Middle East Limited Amman, Jordan (for JOD settlement) JPMorgan Chase Bank, N.A. ** New York (for USD settlement)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
PERU	Citibank del Peru S.A. Av. Canaval y Moreryra 480 Piso 4 San Isidro, Lima 27 PERU	Banco de Credito del Peru Lima
PHILIPPINES	The Hongkong and Shanghai Banking Corporation Limited 7/F HSBC Centre 3058 Fifth Avenue West Bonifacio Global City 1634 Taguig City PHILIPPINES	The Hongkong and Shanghai Banking Corporation Limited Taguig City
POLAND	Bank Handlowy w. Warszawie S.A. ul. Senatorska 16 00-923 Warsaw 55 POLAND	BRE Bank S.A. Warsaw
PORTUGAL	BNP Paribas Securities Services S.C.A. Avenida D.João II, Lote 1.18.01, Bloco B, 7º andar 1998-028 Lisbon PORTUGAL	J.P. Morgan AG** Frankfurt
QATAR	HSBC Bank Middle East Limited 2nd Floor, Ali Bin Ali Tower Building 150 (Airport Road) PO Box 57 Doha QATAR	HSBC Bank Middle East Limited Doha
ROMANIA	ING Bank N.V. 13-15 Kiseleff Avenue 011342 Bucharest 1 ROMANIA	ING Bank N.V. Bucharest
*RUSSIA*	J.P. Morgan Bank International** (Limited Liability Company) 10, Butyrsky Val White Square Business Centre Floor 12 Moscow 125047 RUSSIA	JPMorgan Chase Bank, N.A. ** New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
	ING Bank (Eurasia) ZAO (Closed Joint Stock Company) 36 Krasnoproletarskaya ulitsa 127473 Moscow RUSSIA	JPMorgan Chase Bank, N.A. ** New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
SAUDI ARABIA	HSBC Saudi Arabia Limited 3/F HSBC Building Olaya Road, Al-Murooj Disrict Riyadh 11413 SAUDI ARABIA	HSBC Saudi Arabia Limited Riyadh
SERBIA	UniCredit Bank Srbija a.d. Airport City Belgrade Omladinskih Brigada 88 11070 Belgrade SERBIA	UniCredit Bank Srbija a.d. Belgrade
SINGAPORE	DBS Bank Ltd. 60 Alexandra Terrace The Comtech, #05-27 118502 SINGAPORE	Oversea-Chinese Banking Corporation Singapore
SLOVAK REPUBLIC	UniCredit Bank Slovakia a.s. Sancova 1/A SK-813 33 Bratislava SLOVAK REPUBLIC	J.P. Morgan AG** Frankfurt
SLOVENIA	UniCredit Banka Slovenija d.d. Smartinska 140 SI-1000 Ljubljana SLOVENIA	J.P. Morgan AG** Frankfurt
SOUTH AFRICA	FirstRand Bank Limited 1 Mezzanine Floor, 3 First Place, Bank City Cnr Simmonds and Jeppe Streets Johannesburg 2001 SOUTH AFRICA	The Standard Bank of South Africa Limited Johannesburg
SOUTH KOREA	Standard Chartered First Bank Korea Limited 100 KongPyung-dong ChongRo-Gu Seoul 110-702 SOUTH KOREA	Standard Chartered First Bank Korea Limited Seoul
SPAIN	Santander Investment, S.A. Ciudad Grupo Santander Avenida de Cantabria, s/n Edificio Ecinar, planta baja Boadilla del Monte 28660 Madrid SPAIN	J.P. Morgan AG** Frankfurt
SRI LANKA	The Hongkong and Shanghai Banking Corporation Limited 24 Sir Baron Jayatillaka Mawatha Colombo 1 SRI LANKA	The Hongkong and Shanghai Banking Corporation Limited Colombo
SWEDEN	Nordea Bank AB (publ) Hamngatan 10 SE-105 71 Stockholm SWEDEN	Svenska Handelsbanken Stockholm
SWITZERLAND	UBS AG 45 Bahnhofstrasse 8021 Zurich SWITZERLAND	UBS AG Zurich
TAIWAN	JPMorgan Chase Bank, N.A.** 8th Floor, Cathay Xin Yi Trading Building No. 108, Section 5, Hsin Yi Road Taipei 110 TAIWAN	JPMorgan Chase Bank, N.A. ** Taipei
THAILAND	Standard Chartered Bank (Thai) Public Company Limited 14th Floor, Zone B Sathorn Nakorn Tower 90 North Sathorn Road Bangrak Silom, Bangrak Bangkok 10500 THAILAND	Standard Chartered Bank (Thai) Public Company Limited Bangkok
TRINIDAD AND TOBAGO	Republic Bank Limited 9-17 Park Street Port of Spain TRINIDAD AND TOBAGO	Republic Bank Limited Port of Spain
TUNISIA	Banque Internationale Arabe de Tunisie, S.A. 70-72 Avenue Habib Bourguiba P.O. Box 520 1080 Tunis Cedex TUNISIA	Banque Internationale Arabe de Tunisie, S.A. Tunis
TURKEY	Citibank A.S. Inkilap Mah., Yilmaz Plaza O. Faik Atakan Caddesi No: 3 34768 Umraniye- Istanbul TURKEY	JPMorgan Chase Bank, N.A. ** Istanbul
*UKRAINE*	ING Bank Ukraine 30-A Spaska Street 04070 Kiev UKRAINE	JPMorgan Chase Bank, N.A. ** New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
*RESTRICTED SERVICE ONLY. PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*
UGANDA	Standard Chartered Bank Uganda Limited 5 Speke Road P.O. Box 7111 Kampala UGANDA	Standard Chartered Bank Uganda Limited Kampala
UNITED ARAB EMIRATES - ADX	HSBC Bank Middle East Limited Emaar Square, Level 3, Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	The National Bank of Abu Dhabi Abu Dhabi
UNITED ARAB EMIRATES - DFM	HSBC Bank Middle East Limited Emaar Square, Level 3, Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	The National Bank of Abu Dhabi Abu Dhabi
UNITED ARAB EMIRATES – NASDAQ Dubai	HSBC Bank Middle East Limited Emaar Square, Level 3,Building No. 5 P.O. Box 502601 Dubai UNITED ARAB EMIRATES	JPMorgan Chase Bank, N.A. ** New York A/C JPMorgan Chase Bank London (USD NOSTRO Account)
UNITED KINGDOM	JPMorgan Chase Bank, N.A.** 125 London Wall London EC4Y 5AJ UNITED KINGDOM	JPMorgan Chase Bank, N.A. ** London
	Deutsche Bank AG The Depository and Clearing Centre Lower Ground Floor 27 Leadenhall Street London EC3A 1AA UNITED KINGDOM (for Global CDs only)	Varies by currency
UNITED STATES	JPMorgan Chase Bank, N.A.** 4 New York Plaza New York, NY 10004 U.S.A.	JPMorgan Chase Bank, N.A. ** New York
URUGUAY	Banco Itaú Uruguay S.A. Zabala 1463 11000 Montevideo URUGUAY	Banco Itaú Uruguay S.A. Montevideo.
VENEZUELA	Citibank, N.A. Centro Comercial El Recreo Torre Norte, Piso 20 Avda. Casanora, Sabana Grande Caracas 1050 D.C. VENEZUELA	Citibank, N.A. Caracas
VIETNAM	HSBC Bank (Vietnam) Ltd. The Metropolitan, 235 Dong Khoi Street District 1 Ho Chi Minh City VIETNAM	HSBC Bank (Vietnam) Ltd. Ho Chi Minh City
*WAEMU - Benin, Burkina Faso, Ivory Coast, Guinea-Bissau, Mali, Niger, Senegal, Togo*	Société Générale de Banques en Côte d’Ivoire 5 et 7, Avenue J. Anoma - 01 B.P. 1355 Abidjan 01 IVORY COAST	Société Générale de Banques en Côte d’Ivoire Abidjan

ZAMBIA	Standard Chartered Bank Zambia Plc Standard Chartered House Cairo Road P.O. Box 32238 Lusaka 10101 ZAMBIA	Standard Chartered Bank Zambia Plc Lusaka
*ZIMBABWE*	Barclays Bank of Zimbabwe Limited Corporate Centre 1st Floor, Eastern Wing Birmingham Road, Cnr. Paisley Road Harare ZIMBABWE	Barclays Bank of Zimbabwe Limited Harare
*RESTRICTED SERVICE ONLY.  PLEASE CONTACT YOUR RELATIONSHIP MANAGER FOR FURTHER INFORMATION.*

SCHEDULE B

Eligible Securities Depositories List

Securities Depositories

COUNTRY	DEPOSITORY	INSTRUMENTS
ARGENTINA	CDV (Caja de Valores S.A.)	Equity, Corporate Debt, Government Debt
	CRYL (Central de Registracion y Liquidacion de Pasivos Publicos y Fideicomisos Financieros)	Treasury Bonds/Bills (issued after April 1996)
AUSTRALIA	ASX Austraclear (Austraclear Limited)	Corporate Debt, Government Debt
	ASTC (ASX Settlement and Transfer Corporation Pty Limited)	Equity
AUSTRIA	OeKB (Oesterreichische Kontrollbank AG)	Equity, Corporate Debt, Government Debt
BAHRAIN	CDS (Bahrain Bourse Clearing, Settlement and Central Depository System)	Equity, Corporate Debt, Government Debt
BANGLADESH	CDBL (Central Depository Bangladesh Limited)	Equity, Government Debt
BELGIUM	Euroclear Belgium	Equity, Corporate Debt
	NBB (National Bank of Belgium)	Corporate Debt, Government Debt
BERMUDA	BSD (Bermuda Securities Depository)	Equity, Corporate Debt, Government Debt
BOTSWANA	CSDB (Central Securities Depository of Botswana)	Equity
BRAZIL	CBLC (Companhia Brasileira de Liquidacao e de Custodia)	Equity
	CETIP (Central de Custodia e de Liquidacao Financiera de Titulos Privados)	Corporate Debt
	SELIC (Sistema Especial de Liquidacao e Custodia)	Government Debt
BULGARIA	BNB (Bulgaria National Bank)	Government Debt
	CDAD (Central Depository A.D.)	Equity, Corporate Debt
CANADA	CDS (CDS Clearing and Depository Services Inc.)	Equity, Corporate Debt, Government Debt
CHILE	DCV (Deposito Central de Valores S.A.)	Equity, Corporate Debt, Government Debt
CHINA: A-Share	CSDCC (China Securities Depository and Clearing Corporation Limited)	Equity, Corporate Debt, Government Debt
CHINA: B-Share	CSDCC, Shanghai Branch (China Securities Depository and Clearing Corporation Limited, Shanghai Branch)	Equity
	CSDCC, Shenzhen Branch (China Securities Depository and Clearing Corporation Limited, Shenzhen Branch)	Equity
COLOMBIA	DCV (Deposito Central de Valores)	Government Debt
	DECEVAL (Deposito Centralizado de Valores de Colombia S.A.)	Equity, Corporate Debt, Government Debt
COSTA RICA	CEVAL (Central de Valores, S.A.)	Equity, Corporate Debt, Government Debt
CROATIA	SKDD (Central Depository and Clearing Company Inc. – Stredisnje klirinsko depozitarno drustro, d.d.)	Equity, Corporate Debt, Government Debt
CYPRUS	CSD (Cyprus Stock Exchange Central Securities Depository)	Equity, Corporate Debt, Government Debt
CZECH REPUBLIC	CDCP (Centrální depozitář Cenných Papírůo)	Equity, Corporate Debt, Government Debt
	CNB (Ceska Narodni Banka)	Government Debt
DENMARK	VP (VP Securities A/S)	Equity, Corporate Debt, Government Debt
EGYPT	MCDR (Misr for Clearing, Depository and Central Registry)	Equity, Corporate Debt
	CBE (Central Bank of Egypt)	Government Debt
ESTONIA	ECSD (Estonian Central Securities Depository)	Equity, Corporate Debt, Government Debt
FINLAND	Euroclear Finland (Euroclear Finland Ltd)	Equity, Corporate Debt, Government Debt
FRANCE	Euroclear France (Euroclear France S.A.)	Equity, Corporate Debt, Government Debt
GERMANY	CBF (Clearstream Banking AG (Frankfurt))	Equity, Corporate Debt, Government Debt
GHANA	CSD (Central Securities Depository (Ghana) Limited)	Government Debt
	GSD (GSE Securities Depository Company Limited)	Equity. Corporate Debt
GREECE	CSD (Hellenic Exchanges S.A. Holding, Clearing, Settlement and Registry)	Equity, Corporate Debt
	BoG (Bank of Greece)	Government Debt
HONG KONG	HKSCC (Hong Kong Securities Clearing Company Limited)	Equity
	HKMA CMU (Hong Kong Monetary Authority Central Moneymarkets Unit)	Corporate Debt, Government Debt
HUNGARY	KELER Zrt. (Central Clearing House and Depository (Budapest) Ltd.)	Equity, Corporate Debt, Government Debt
ICELAND	ISD (The Islandic Securities Depository)	Equity, Corporate Debt, Government Debt
INDIA	NSDL (National Securities Depository Limited)	Equity, Corporate Debt, Government Debt
	CDSL (Central Depository Services (India) Limited)	Equity, Corporate Debt, Government Debt
	RBI (Reserve Bank of India)	Government Debt
INDONESIA	KSEI (PT Kustodian Sentral Efek Indonesia)	Equity, Corporate Debt
	BI (Bank Indonesia)	Government Debt
INTERNATIONAL SECURITIES MARKET	Euroclear Bank (Euroclear Bank S.A./N.V.)	Internationally Traded Debt, Equity
	CBL (Clearstream Banking, S.A.)	Internationally Traded Debt, Equity
IRELAND	Euroclear UK & Ireland (Euroclear UK & Ireland Limited)	Equity, Corporate Debt
ISRAEL	TA-SECH (Tel Aviv Stock Exchange Clearing House Ltd.)	Equity, Corporate Debt, Government Debt
ITALY	Monte Titoli S.p.A.	Equity, Corporate Debt, Government Debt
JAPAN	JASDEC (Japan Securities Depository Center, Incorporated)	Equity, Convertible Debt
	BoJ (Bank of Japan)	Government Debt
JORDAN	SDC (Securities Depository Center)	Equity, Corporate Debt
KAZAKHSTAN	CSD (Central Securities Depository JSC)	Equity
KENYA	CBCD (Central Bank Central Depository)	Government Debt
	CDSC (Central Depository and Settlement Corporation Limited)	Equity, Corporate Debt
KUWAIT	KCC (The Kuwait Clearing Company S.A.K.)	Equity, Corporate Debt
LATVIA	LCD (Latvian Central Depository)	Equity, Corporate Debt, Government Debt
LEBANON	Midclear S.A.L. (Custodian and Clearing Center of Financial Instruments for Lebanon and the Middle East S.A.L.)	Equity
	BDL (Banque du Liban)	Government Debt
LITHUANIA	CSDL (Central Securities Depository of Lithuania)	Equity, Corporate Debt, Government Debt
LUXEMBOURG	CBL (Clearstream Banking, S.A.)	Equity
MALAYSIA	Bursa Depository (Bursa Malaysia Depository Sdn Bhd)	Equity, Corporate Debt
	BNM (Bank Negara Malaysia)	Government Debt
MALTA	CSD (The Central Securities Depository)	Equity, Corporate Debt, Government Debt
MAURITIUS	CDS (Central Depository & Settlement Co. Ltd)	Equity, Corporate Debt
	BOM (Bank of Mauritius)	Government Debt
MEXICO	INDEVAL (S.D. INDEVAL S.A. de C.V.)	Equity, Corporate Debt, Government Debt
MOROCCO	Maroclear	Equity, Corporate Debt, Government Debt
NETHERLANDS	Euroclear Nederland	Equity, Corporate Debt, Government Debt
NEW ZEALAND	NZCSD (New Zealand Central Securities Depository)	Equity, Corporate Debt, Government Debt
NIGERIA	CSCS (Central Securities Clearing System Limited)	Equity, Corporate Debt, Government Debt
NORWAY	VPS (Verdipapirsentralen ASA)	Equity, Corporate Debt, Government Debt
OMAN	MCD (Muscat Clearing and Depository)	Equity, Corporate Debt
PAKISTAN	CDC (Central Depository Company of Pakistan Limited)	Equity, Corporate Debt
	SBP (State Bank of Pakistan)	Government Debt
PALESTINIAN TERRITORIES	CDS (Palestine Stock Exchange Central Depository and Settlement Department)	Equity
PERU	CAVALI (CAVALI ICLV S.A.)	Equity, Corporate Debt, Government Debt
PHILIPPINES	PDTC (Philippine Depository and Trust Corp.)	Equity, Corporate Debt
	RoSS (Register of Scripless Securities)	Government Debt
POLAND	NDS (National Depository for Securities S.A.)	Equity, Long-Term Government Debt
	RPW (Registry of Securities)	Short-Term Government Debt
PORTUGAL	INTERBOLSA (Sociedade Gestora de Sistemas de Liquidação e de Sistemas Centralizados de Valores Mobiliários, S.A.)	Equity, Corporate Debt, Government Debt
QATAR	QE (Qatar Exchange)	Equity
ROMANIA	CD S.A. (Central Depository S.A.)	Equity, Corporate Debt
	NBR (National Bank of Romania)	Government Debt
RUSSIA	DCC (Depository Clearing Company)	Equity, Corporate Debt
	NSD (National Settlement Depository)	Equity, Corporate Debt, Government Debt
SAUDI ARABIA	Tadawul (The Saudi Securities Exchange (Tadawul) Company)	Equity, Corporate Debt
	SAMA (Saudi Arabian Monetary Authority)	Government Debt
SERBIA	CSD (Central Securities Depository and Clearing House for Serbia)	Equity, Corporate Debt, Government Debt
SINGAPORE	CDP (The Central Depository (Pte) Limited)	Equity, Corporate Debt
	MAS (Monetary Authority of Singapore)	Government Debt
SLOVAK REPUBLIC	CDCP (Centralny depozitar cennych papierov SR, a.s.)	Equity, Corporate Debt, Government Debt
SLOVENIA	KDD (Centralna klirinsko depotna druzba d.d.)	Equity, Corporate Debt, Government Debt
SOUTH AFRICA	Strate Ltd. (Strate Central Securities Depository)	Equity, Corporate Debt, Government Debt
SOUTH KOREA	KSD (Korea Securities Depository)	Equity, Corporate Debt, Government Debt
SPAIN	IBERCLEAR (Sociedad de Gestion de los Sistemas de Registro, Compensacion y Liquidacion de Valores, S.A.)	Equity, Corporate Debt, Government Debt
SRI LANKA	CDS (Central Depository System (Private) Limited)	Equity, Corporate Debt
	LankaSecure	Government Debt
SWEDEN	Euroclear Sweden (Euroclear Sweden AB)	Equity, Corporate Debt, Government Debt
SWITZERLAND	SIX SIS (SIX SIS AG)	Equity, Corporate Debt, Government Debt
TAIWAN	TDCC (Taiwan Depository and Clearing Corporation)	Equity, Corporate Debt
	CBC (Central Bank of the Republic of China)	Government Debt
THAILAND	TSD (Thailand Securities Depository Company Limited)	Equity, Corporate Debt, Government Debt
TRINIDAD AND TOBAGO	TTCD (The Trinidad and Tobago Central Depository Limited)	Equity, Corporate Debt, Government Debt
TUNISIA	STICODEVAM (Societe Tunisienne Interprofessionnelle pour la Compensation et le Depot des Valeurs Mobilieres)	Equity, Corporate Debt, Government Debt
TURKEY	CRA (Central Registry Agency)	Equity, Corporate Debt
	CBRT (Central Bank of the Republic of Turkey)	Government Debt
UGANDA	BoU (Bank of Uganda)	Government Debt
	SCD (Securities Central Depository Limited)	Equity, Corporate Debt
UKRAINE	AUSD (All Ukrainian Securities Depository)	Equity, Corporate Debt
UNITED ARAB EMIRATES - ADX	ADX (Abu Dhabi Securities Exchange)	Equity, Corporate Debt, Government Debt
UNITED ARAB EMIRATES - DFM	DFM (Dubai Financial Market)	Equity, Corporate Debt, Government Debt
UNITED ARAB EMIRATES – NASDAQ Dubai	NASDAQ Dubai (NASDAQ Dubai Limited)	Corporate Debt
UNITED KINGDOM	Euroclear UK & Ireland (Euroclear UK & Ireland Limited)	Equity, Corporate Debt, Government Debt
UNITED STATES	DTC (The Depository Trust Company)	Equity, Corporate Debt
	FRB (Federal Reserve Bank)	Government Debt, Mortgage Backed Securities
URUGUAY	BCU (Banco Central del Uruguay)	Government Debt
VENEZUELA	BCV (Banco Central de Venezuela)	Government Debt
	CVV (Caja Venezolana de Valores, S.A.)	Equity, Corporate Debt
VIETNAM	VSD (Vietnam Securities Depository)	Equity, Corporate Debt, Government Debt
WAEMU - Benin, Burkina Faso, Ivory Coast, Guinea-Bissau, Mali, Niger, Senegal, Togo	DC/BR (Le Depositaire Central / Banque de Reglement)	Equity, Corporate Debt, Government Debt
ZAMBIA	CSD (LuSE Central Shares Depository Limited)	Equity, Government Debt
	BoZ (Bank of Zambia)	Government Debt

SCHEDULE C

INSURANCE MAINTAINED BY BANK

1.
All insurance coverages required by federal, state or local law and statute, including  Workers’ Compensation insurance. The Workers’ Compensation insurance shall include an All States and Stop Gap endorsement.

2.	Employer’s Liability insurance, including Bodily Injury coverage, with a minimum coverage limit of $1,000,000 each person.

3.
Commercial General Liability (CGL) insurance, including coverage for Products/Completed Operations, Blanket Contractual Liability for obligations undertaken by Bank to the Customer under this Agreement, Broad Form Bodily Injury, Property Damage and Advertising Liability and Personal Injury, and a Severability of Interests and Cross Liability endorsement.

Such CGL insurance shall provide a minimum combined Bodily Injury and Property Damage coverage limit of $1,000,000 per occurrence and shall name the Customer and its agents, officers, associates and assigns as Additional Insured as its interests may appear. Bank shall provide to Customer a copy of the certificate of insurance naming the Customer and its agents, officers, associates and assigns as an Additional Insured as its interests may appear. If Bank’s CGL coverage limit is less than $1,000,000 per occurrence, Bank shall provide evidence of Umbrella or Excess Liability insurance coverage limits for the difference between the CGL coverage limit and $1,000,000 per occurrence.  Alternatively, Bank may provide to Customer a Memorandum of Insurance serving as evidence of the CGL insurance.

4.
Business Automobile Liability insurance with a minimum combined Bodily Injury and Property Damage coverage limit of $1,000,000 per occurrence, which names the Customer as Additional Insured as its interests may appear.

5.
Crime insurance or Financial Institution Bond, including Employee dishonesty/Fidelity (must cover all of Bank’s employees and officers who perform work or provide services under this contract), On-Premises (Loss Inside the Premises) and In-Transit (Loss Outside the  Premises) coverage parts for a minimum limit of $10,000,000 per loss.

6.
Errors and Omissions or Bankers Professional Liability insurance including coverage for wrongful acts by Bank in rendering or failing to render the Professional Services provided for under this contract for a minimum limit of $10,000,000 per loss and aggregate. Bank  reserves the right to self insure Errors and Omissions.

[logo-JP Morgan]

RUSSIAN ADDENDUM

This Agreement, effective as of November 1, 2011 is between:

(1)	Capital Emerging Markets Total Opportunities Fund (the “Customer”); and

(2)	JPMorgan Chase Bank, N.A. (the "Bank”).

WHEREAS:

(A)
The Customer has entered into a global custody agreement with the Bank effective as of November 1, 2011 (the “Custody Agreement”), which provides that the Bank will act as custodian of certain securities of the Customer.

(B)
The Customer now wishes that the Bank provide certain services in respect of Russian Securities and the Bank hereby agrees that it shall provide those services pursuant to the terms and conditions set forth in this Agreement, and which shall be an amendment to and supplemental to the Custody Agreement and any successor agreement between the Customer and the Bank.  Save as otherwise provided herein, the provisions of the Custody Agreement and any amendment or successor agreement shall continue in full force and effect.

NOW IT IS HEREBY AGREED AS FOLLOWS:

Section 1.                      Intention of the Parties

(a)
The Customer appoints the Bank to provide the services as described herein in relation to Russian Securities, and the Bank agrees to provide those services with effect from the date hereof, but only in relation to Russian Securities for which J.P. Morgan Bank International, including any successor entity (“JPMBI”), has entered into a Registrar Contract with the relevant Registrar Company or which are held through an eligible Russian Securities Depository of which JPMBI is a member.

(b)Nothing in this Agreement shall be construed or interpreted as implying an alteration in the standards of care of the Bank as depository bank imposed by law, regulation, or by the regulator itself.

Section 2.	Definitions

The following words shall have the meanings ascribed to them herein:

(a)	“Board of Directors” shall mean the board of directors from time to time of the Customer.

(b)
“JPMBI” shall mean J.P. Morgan Bank International (Limited Liability Company), an indirect wholly-owned subsidiary of J.P. Morgan Chase & Co., located in Moscow, Russia, and any nominee companies appointed by it.

(c)
"No-Action Letter" shall mean the response of the Securities and Exchange Commission’s Office of Chief Counsel of Investment Management, dated April 18, 1995, in respect of the Templeton Russia Fund, Inc. (SEC Ref. No. 95-151-CC, File No. 811-8788) providing “no-action” relief under §17(f) of The Investment Company Act of 1940, as amended, and SEC Rule 17f-5 thereunder, in connection with custody of such Templeton Russia Fund, Inc.’s investments in Russian Securities.

(d)
“Registrar Company” shall mean any entity providing share registration services to an issuer of Russian Securities and appropriately licensed by the Federal Commission for Securities and Securities Markets in Russia.

(e)
“Registrar Contract” shall mean a contract between JPMBI and a Registrar Company (and as the same may be amended from time to time) containing, inter alia, substantially the following contractual provisions:

(i)
Regular Share Confirmations – each Registrar Contract will establish JPMBI’s right to conduct regular share confirmations on behalf of JPMBI’s customers. In conducting these share confirmations, a JPMBI employee or agent will request either a duplicate Share Extract or some other sufficient evidence of verification and will determine if the extract reflects the same information as contained in JPMBI’s records. For at least the first two (2) years following JPMBI’s initial use of a Registrar Company in connection with an investment by the Customer, JPMBI will conduct these share confirmations at least quarterly.

(ii)	Prompt Re-registration – Registrar Companies will be obligated to effect re-registrations within seventy-two (72) hours of receiving the necessary documentation.

(iii)
Use of Nominee Name – each Registrar Contract will establish JPMBI’s right to hold shares not held directly in the beneficial owner’s name but in the name of “J.P. Morgan Bank International (Limited Liability Company) as Nominal Holder”.  JPMBI may, subject to the approval of the Customer and after having received all necessary regulatory consent (if any is so required), appoint such additional nominal holders as it deems appropriate.

(iv)	Auditor Verification – each Registrar Contract will establish JPMBI’s right to obtain direct access to the share register for the independent auditors of JPMBI’s customers.

(v)
Specification of the Registrar Company’s Responsibilities and Liabilities – each contract will set forth the Registrar Company’s responsibilities in relation to distributions and other corporate actions; the Registrar Company’s liabilities as established under the regulations applicable to the share registration system; and the procedures for making a claim against and receiving compensation from the Registrar Company in the event that a loss is incurred.

(vi)
Use of Agents – in addition to the appointment of nominees as referred to in Section 2 (e)(iii) and the appointment of agents in relation to the share registration functions referred to in Section 7 hereof, the Bank or JPMBI may, subject to the approval of the Customer and after having received all necessary regulatory consent (if any is so required), appoint such other agents as it deems appropriate.

(f)	“Russian Security” shall mean an equity Security issued by a Russian issuer.

(g)
“Russian Securities Depository” shall mean any entity licensed under Russian Federal law to carry out, as a depository, registration of rights to Russian Securities, which, in turn, the Russian Securities Depository has registered on an omnibus basis with Registrar Companies.

(h)
“Share Extract” shall mean an extract of its share registration books issued by a Registrar Company or shareholding statement from a Russian Securities Depository indicating an investor’s ownership of a security.

Section 3.                      Responsibility for Registrar Companies

Delegation by the Bank to JPMBI shall not relieve the Bank of any responsibility to the Customer for any loss due to such delegation, and the Bank shall be liable for any loss or claim arising out of or in connection with the performance by JPMBI of such delegated duties to the same extent as if the Bank had itself provided the custody services hereunder. In connection with the foregoing, neither the Bank nor JPMBI shall assume responsibility for, and neither shall be liable for the safekeeping of Russian Securities or, any action or inaction of any Registrar Company or Russian Securities Depository and no Registrar Company or Russian Securities Depository shall be, or shall be deemed to be the Bank, JPMBI, a correspondent, a subcustodian or the employee, agent or personnel of any of the foregoing. In addition, no Registrar Company shall be deemed to be a securities depository. Furthermore, neither the Bank nor JPMBI shall assume responsibility for, and neither shall be liable for any loss occasioned by reason of the liquidation, bankruptcy or insolvency of any Registrar Company. To the extent that JPMBI employs agents to perform any of the functions to be performed by the Bank or JPMBI with respect to Russian Securities, neither the Bank nor JPMBI shall be responsible for any act, omission, default or for the solvency of any such agent unless the appointment of such agent was made with negligence or in bad faith, except that where the Bank or JPMBI uses an (i) affiliated nominee or (ii) an agent to perform share registration or share confirmation functions described in Section 2(e)(i)-(v) hereof, and to the extent applicable to JPMBI, the share registration functions described in Section 7 hereof, the Bank and JPMBI shall be liable to the Customer as if the Bank or JPMBI were performing such functions themselves, provided however that the Bank shall not be liable for any act, omission, default or for the solvency of the Depository Clearing Company (the “DCC”), which has been appointed by the Bank in relation to re-registration of Russian Securities. To the extent, the Bank has entered into a Registrar Contract with the DCC, neither the Bank nor JPMBI shall assume responsibility for, and neither shall be liable for any action or inaction of the DCC provided however that the Bank and JPMBI are subject to the monitoring duties set forth in Section 4 hereof.

The Bank will from time to time inform the Customer of the agents which are used and shall on request provide further details of the functions they perform.

Section 4.                      Duties

(a)	The Bank and JPMBI will perform their respective duties as described in the No-Action Letter and such duties are set out in Section 4(b)(i)-(v) hereof.

(b)
The Bank will advise the Customer (and will update such advice from time to time as changes occur) of those Registrar Companies with which JPMBI has entered into a Registrar Contract and the identity of those Russian Securities Depositories of which it is a member. In the case of Russian Securities which are held for the accounts through a Registrar Company, but not through a Russian Securities Depository, the Bank shall cause JPMBI both to monitor each Registrar Company and to promptly advise the Customer and its investment advisor when JPMBI has actual knowledge of the occurrence of any one or more of the following events with respect to a Registrar Company that serves in that capacity for any issuer the Russian Securities of which are held by the Customer:

(i)
a Registrar Company has eliminated the name of a shareholder from a register or otherwise altered the shareholder’s interest and that shareholder alleges that such elimination or alteration was unlawful;

(ii)
a Registrar Company informs JPMBI that it no longer will be able materially to comply with the protective provisions of the Registrar Contract between JPMBI and the Registrar Company, or JPMBI has actual knowledge that a Registrar Company has engaged in conduct that indicates that it will not materially comply with these protective provisions;

(iii)	a Registrar Company has refused to re-register shares in the name of a particular purchaser and the purchaser or seller alleges that such refusal was unlawful;

(iv)	a Registrar Company holds for its own account shares of the issuer for which it serves as Registrar Company; and

(v)	JPMBI determines that a Registrar Company has materially breached its Registrar Contract with JPMBI and has failed to cure such breach within a reasonable period of time.

(c)
In the event that the Customer invests or desires to invest in Russian Securities of an issuer and JPMBI does not have a Registrar Contract with the issuer's Registrar Company, JPMBI shall use reasonable efforts to negotiate a Registrar Contract with such issuer's Registrar Company.  If JPMBI is unable to negotiate a Registrar Contract, JPMBI shall not accept delivery of the security or retain custody of the asset if it has already been delivered, and the investor will bear any costs associated with unwinding the transaction. Where JPMBI has negotiated a Register Contract with such issuer’s Registrar Company, the Bank will advise the Customer of the occurrence of any one or more of the events described in Section 4(b)(i)-(v) hereof, of which JPMBI has actual knowledge.

(d)
Where the Customer is considering investing in the Russian Securities of an issuer in relation to which JPMBI has a Registrar Contract with the issuer’s Registrar Company, the Customer may advise the Bank of its interest in investing in such issuer and, in such event, the Bank will endeavour so far as is reasonably practicable to advise the Customer of the occurrence of any one or more of the events described in Section 4(b)(i)-(v) hereof, of which JPMBI has actual knowledge. JPMBI will only enter into a Registrar Contract with Registrar Companies which JPMBI considers to be reputable and competent, as measured by the compliance of the relevant Registrar Company with the specific contractual provisions of the Registrar Contract, provided however, that as set forth in Section 4 hereof, neither the Bank nor JPMBI shall be liable for any action or inaction of any Registrar Company.

(e)	The Bank and JPMBI shall use reasonable care in relation to the appointment of additional nominees (if any) and agents (if any) referred to in Sections 2(e)(iii) and 2(e)(vi) hereof.

Section 5.                      Share Confirmations

Subject to the co-operation of a Registrar Company for at least the first two (2) years following JPMBI’s initial use of a Registrar Company, the Bank shall cause JPMBI to conduct share confirmations with that Registrar Company on at least a quarterly basis, although thereafter confirmations may be conducted on a less frequent basis if the Customer or the Customer’s Board of Directors (as the case may be), in consultation with JPMBI, determines it to be appropriate.

Section 6.                      Provision of Information

The Bank shall cause JPMBI to prepare for distribution to the Customer or the Customer’s Board of Directors (as the case may be) a quarterly Profile identifying: (i) any concerns it has regarding the Russian share registration system that should be brought to the attention of the Customer or the Customer’s Board of Directors (as the case may be) and (ii) the steps that JPMBI has taken during the Profiling period to ensure that the Customer’s interests continue to be appropriately recorded.

Section 7.                      Share Registration functions performed by JPMBI

The Bank will cause a JPMBI employee or agent, which may include the DCC to present to the relevant Registrar Company in person the documentation necessary to effect a transaction, including information from the Customer’s broker concerning the trade and a valid transfer instruction. The Registrar Contract will provide that the Registrar Company will effect the re-registration of the shares to reflect the Customer’s ownership and will issue to the JPMBI employee or agent a Share Extract reflecting the ownership of all the shares registered. Share Extracts are not securities and cannot be used to transfer ownership. They may, however, be useful in establishing proper ownership if any dispute arises as to the Customer’s ownership of certain shares. Only after receiving this Share Extract will the Customer pay for the Russian Securities.

Equities generally will be held in the name of J.P. Morgan Bank International (Limited Liability Company) as Nominal Holder. An omnibus account on the books of each Registrar Company will be established for J.P. Morgan Bank International (Limited Liability Company) as Nominal Holder. Under an omnibus account, all assets held as nominal holder are maintained in a single account. Each omnibus account will contain only assets of JPMBI’s customers. Ownership of shares by JPMBI’s customers will be recorded on the books of JPMBI. To verify the holdings of its customers, JPMBI will compare the total shares held in the omnibus account according to the Registrar Company with the total shown on the books of JPMBI.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Signed for and on behalf of JPMorgan Chase Bank, N.A.

By:
Name:
Title:

Signed for and on behalf of Capital Emerging Markets Total Opportunities Fund

By:
Name:
Title: